UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2021

Guerrilla RF, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-56238	85-3837067
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1196 Pleasant Ridge Road, Suite 5 Greensboro, NC	27409
(Address of principal executive offices)	(Zip Code)

(336) 510-7840

(Registrant’s telephone number, including area code)

LAFFIN ACQUISITION CORP.

2255 Glades Road, Suite 324A
Boca Raton, Florida 33431

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

We were incorporated as Laffin Acquisition Corp. in the State of Delaware on November 9, 2021. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

On October 22, 2021, our board of directors and all of our pre-Merger stockholders approved an amended and restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on October 22, 2021, and through which we changed our name to “Guerrilla RF, Inc.” On October 22, 2021, our board of directors also adopted amended and restated bylaws.

On October 22, 2021, our wholly-owned subsidiary, Guerrilla RF Acquisition Co., a corporation formed in the State of Delaware on October 20, 2021 (“Acquisition Sub”), merged with and into Guerrilla RF, Inc., a privately held Delaware corporation (“Guerrilla RF” or “GRF”). Pursuant to this transaction (the “Merger”), Guerrilla RF was the surviving corporation and became our wholly owned subsidiary, and all of the outstanding stock of Guerrilla RF was converted into shares of our common stock. All of Guerrilla RF’s outstanding warrants, options and stock appreciation rights were assumed by us. Following the consummation of the Merger, Guerrilla RF changed its name to “Guerrilla RF Operating Corporation”.

As a result of the Merger, we acquired the business of Guerrilla RF and will continue the existing business operations of Guerrilla RF as a public reporting company under the name Guerrilla RF, Inc.

On October 22, 2021, we sold 3,583,050 shares of our common stock pursuant to a private placement offering at a purchase price of $2.00 per share. Additional information concerning the private placement offering is presented below under Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions —The Merger and Related Transactions —The Offering” and “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions,” and under Item 3.02, “Unregistered Sales of Equity Securities.”

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Guerrilla RF prior to the Merger, in all future filings with the U.S. Securities and Exchange Commission (the “SEC”).

As used in this Current Report on Form 8-K (this “Report”), unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “we,” “us” and “our” refer to Laffin Acquisition Corp., incorporated in the State of Delaware, and its subsidiaries after giving effect to the Merger and the company name changes described above.

This Report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, which are filed as exhibits hereto and incorporated herein by reference.

This Report responds to the following Items in this Report:

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 3.02	Unregistered Sales of Equity Securities.

Item 3.03	Material Modification to Rights of Security Holders.

Item 4.01	Changes in Registrant’s Certifying Accountant.

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 5.03	Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.06	Change in Shell Company Status.

Item 8.01	Other Events.

Item 9.01	Financial Statements and Exhibits.

Prior to the Merger, we were a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act). As a result of the Merger, we have ceased to be a “shell company.” The information included in this Report constitutes the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

FORWARD-LOOKING STATEMENTS

This Report, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business”, includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	our ability to protect and enforce our intellectual property protection and the scope and duration of such protection;

●	our reliance on third parties, especially in our supply chain;

●	our reliance on independent sales representatives and distributors;

●	our ability to attract and retain key personnel;

●	anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

●	our estimates regarding the use of proceeds from the Offering (as defined below), expenses, future revenues, capital requirements and our need for or ability to obtain additional financing to fund our operations;

●	developments and projections relating to our competitors and our industry, including the recent semiconductor shortages, which have affected the automotive industry, reducing overall vehicle production and thereby creating demand irregularities for our business;

●	the impact of current and future laws and regulations;

●	the impact of the COVID-19 crisis on our business, results of operations and future growth prospects;

●	our intended use of proceeds from the Offering (as defined below); and

●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.

You should read this Report and the documents that we reference in this Report as exhibits with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information contained in Item 2.01 below relating to the various agreements described therein is incorporated herein by reference. All descriptions of the agreements described below are qualified in their entirety by reference to the form of the relevant agreement that is filed as an exhibit to this Report and incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

THE MERGER AND RELATED TRANSACTIONS

Merger Agreement

On October 22, 2021, Laffin Acquisition Corp., Acquisition Sub and Guerrilla RF entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Closing Date”), Acquisition Sub merged with and into Guerrilla RF, with Guerrilla RF continuing as the surviving corporation and our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Guerrilla RF, a fabless semiconductor company based in Greensboro, N.C. See “Description of Business” below. At the time the certificate of merger reflecting the Merger was filed with the Secretary of State of Delaware (the “Effective Time”), each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 2.95 shares of our common stock (the “Common Share Conversion Ratio). Immediately prior to the Effective Time, an aggregate of 2,025,000 shares of our common stock owned by the stockholders of Laffin Acquisition Corp. prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”).

In addition, pursuant to the Merger Agreement, options to purchase 1,065,067 shares of Guerrilla RF’s common stock issued and outstanding immediately prior to the closing of the Merger under Guerrilla RF’s 2014 Long Term Stock Incentive Plan (the “Guerrilla RF Plan”) were assumed and converted into options to purchase 3,146,366 shares of our common stock.

See ”Description of Capital Stock” below for more information. The issuance of shares of our common stock, or options to purchase shares of our common stock, to Guerrilla RF’s former security holders are collectively referred to as the “Share Conversion.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

As a condition to the Merger, we entered into an indemnity agreement with our former officer and directors (the “Pre-Merger Indemnity Agreement”), pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Guerrilla RF is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Guerrilla RF before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The issuance of securities pursuant to the Share Conversion was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506 of Regulation D promulgated by the SEC thereunder. These securities may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirement and are subject to further contractual restrictions on transfer as described below under “Shares Eligible for Future Sales.”

The Offering

Immediately following the Effective Time of the Merger, we sold 3,583,050 shares of our common stock pursuant to in a private placement offering at a purchase price of $2.00 per share (the “Offering Price”). The private placement offering is referred to herein as the “Offering.”

The aggregate gross proceeds from the Offering were $7.2 million (before deducting placement agent fees and expenses of the Offering, which are estimated at $1.0 million).

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

In connection with the Offering and subject to the closing of the Offering, we agreed to pay the placement agents, GP Nurmenkari Inc. and its sub-agents (the “Placement Agents”), each a U.S. registered broker-dealer, a cash placement fee of 8% of the gross proceeds raised from investors in the Offering (or 4% of gross proceeds raised from current Guerrilla RF shareholders and their friends and family), to issue them 275,000 shares of our common stock, and to issue them warrants to purchase a number of shares of our common stock equal to 8% of the number of shares of common stock sold in the Offering (excluding shares sold to current Guerrilla RF shareholders and their friends and family), with a term of five years and an exercise price of $2.00 per share (the “Placement Agent Warrants”). We also agreed to pay certain expenses of the Placement Agents in connection with the Offering.

As a result of the foregoing, we paid the Placement Agents an aggregate commission of $469,774 and issued to them Placement Agent Warrants to purchase 183,100 shares of our common stock in connection with the closing of the Offering. We have also reimbursed the Placement Agents for approximately $25,000 of legal fees and expenses incurred in connection with the Offering. Following the final closing of the Offering, we will issued 275,000 shares to the Placement Agents and their affiliates.

Subject to certain customary exceptions, we have agreed to indemnify the Placement Agents to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agents and their sub-agents may be required to make in respect of such liabilities.

Registration Rights

In connection with the Merger and the Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we have agreed that promptly, but no later than 60 calendar days from the final closing of the Offering, we will file, subject to customary exceptions, a registration statement with the SEC (the “Registration Statement”), covering (i) the shares of our common stock issued in the Offering; (ii) the shares of common stock issuable upon exercise of the Placement Agent Warrants, (iii) the shares of our common stock issued as a result of the Share Conversion; (iv) 2,975,000 shares of our common stock held by persons who purchased or received such shares for services rendered from Laffin Acquisition Corp. prior to the Merger; and (v) 275,000 shares of our common stock issued to our Placement Agents ((i)-(v) collectively, the “Registrable Securities”). We will use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 150 calendar days after the final closing of the Offering.

Subject to customary exceptions, if (i) we are late in filing the Registration Statement, (ii) the Registration Statement is not declared effective within 150 days after the final closing of the Offering (provided that such failure of the Registration Statement to be declared effective within one hundred fifty (150) calendar days is the result of any action or failure to act on the part of the Company)(the “Registration Effectiveness Date”), (iii) we fail to maintain the effectiveness of the Registration Statement, (iv) the holders of Registrable Securities cannot use the Registration Statement to resell the Registrable Securities for a period of more than 15 consecutive trading days (except for suspension of the use of the Registration Statement during certain Blackout Period (as defined below)), or (v) following the listing or inclusion for quotation on the OTC Markets, the Nasdaq Stock Market (“Nasdaq”), the New York Stock Exchange (“NYSE”) or the NYSE American, trading of our common stock is suspended or halted for more than three full, consecutive trading days ((i)-(v) collectively, “Registration Events”), we will make payments to each holder of Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the Offering Price; provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value. No monetary penalties will accrue with respect to (1) any Registrable Securities removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of common stock which may be included in the Registration Statement (a “Cutback Comment”), (2) any Registrable Securities that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Securities excluded from a Registration Statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Securities that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 150 days after the final closing of the Offering, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Securities constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Securities, and/or (c) a holder of any Registrable Securities must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be allocated to the Registrable Securities pro rata based on the total number of such shares held by or issuable to each holder thereof.

We must use commercially reasonable efforts to keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which all Registrable Securities have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent public accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

OTC Quotation

Our common stock is currently not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Following completion of the Offering, we intend to cause our common stock to be quoted on the OTC Markets QB tier as soon as practicable following the effectiveness of the Registration Statement. However, we cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the OTC Markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors—There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.” below.

Guerrilla RF Plan and Outstanding Awards Thereunder

Pursuant to the Merger Agreement and upon the closing of the Merger, we assumed each option to purchase Guerrilla RF common stock that remained outstanding under the Guerrilla RF Plan, whether vested or unvested, and we converted it into an option to purchase such number of shares of our common stock equal to the number of shares of Guerrilla RF common stock subject to the option immediately prior to the Merger, multiplied by the Merger conversion ratio applicable to outstanding common stock, with any fraction rounded down to the nearest whole number. The exercise price per share of each such assumed option is equal to the exercise price of the Guerrilla RF option prior to the assumption, divided by the Merger conversion ratio applicable to outstanding common stock (rounded up to the nearest whole cent). Otherwise, each assumed option continues to have, and will be subject to, substantially the same terms and conditions as applied to the Guerrilla RF option immediately prior to the Merger, including the same vesting schedule. The terms of the Guerrilla RF Plan continue to govern the options covering an aggregate of 3,146,366 shares of our common stock subject to awards assumed by us, except that all references in the Guerrilla RF Plan to Guerrilla RF will now be deemed to refer to us. No additional awards will be issued under the Guerrilla RF Plan. See “Executive Compensation—Employee Benefit and Stock Plans” below for more information about the Guerrilla RF Plan and the outstanding awards thereunder.

Our 2021 Equity Incentive Plan

Pursuant to the Merger Agreement and upon the closing of the Merger, we adopted our 2021 Equity Incentive Plan (the “2021 Plan”), which provides for the issuance of incentive awards of stock options, restricted stock awards, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), performance awards, cash awards, and stock bonus awards. We initially reserved 222,991 shares of our common stock, plus any reserved shares not issued or subject to outstanding grants under the Guerrilla RF Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan. The number of shares reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding January 1, or a number as may be determined by our board of directors. See “Executive Compensation—Employee Benefit and Stock Plans” below for more information about the 2021 Plan.

Departure and Appointment of Directors and Officers

Our board of directors is authorized to and consists of seven members. As of the Effective Time, Mark Tompkins and Ian Jacobs resigned from our board of directors, and Ryan Pratt, David Bell, James (Jed) E. Dunn, Samuel Funchess, Sr., William J. Pratt, Gary Smith and Greg Thompson were appointed to our board of directors.

Also, as of the Effective Time, Ian Jacobs resigned from all officer positions with us, and Ryan Pratt was appointed as our Chief Executive Officer, Mark Mason was appointed as our Chief Operating Officer, John Berg was appointed as our Chief Financial Officer, and Jeff Broxson was appointed as our Vice President of Sales.

See “Management” below for information about our new directors and executive officers.

Pro Forma Ownership

Immediately after giving effect to the Merger (and the issuance of an aggregate of 24,130,642 shares of our common stock in the Merger), the Stock Forfeiture, and the closing of the Offering, there were 30,688,692 shares of our common stock issued and outstanding as of the Closing Date, as follows:

●	the shareholders of Guerrilla RF prior to the Merger hold 24,130,642 shares of our common stock, excluding any shares purchased by them in the Offering and after adjustments due to rounding for fractional shares;

●	investors in the Offering hold 3,583,050 shares of our common stock, excluding any shares issued to them in connection with the Merger as a result of being a holder of Guerrilla RF stock prior to the Merger; and

●	2,975,000 shares are held by persons who purchased or received such shares for services rendered from Laffin Acquisition Corp. prior to the Merger; and

Following the final closing of the Offering, an additional 275,000 shares will be issued to the Placement Agents and their affiliates.

In addition, there were as of the Closing Date:

●	options to purchase an aggregate of 3,146,366 shares of our common stock that were subject to options originally granted under the Guerrilla RF Plan to former Guerrilla RF option holders and assumed by us in connection with the Merger.

●	222,991 shares of our common stock reserved for issuance under the 2021 Plan, subject to adjustment as provided above; and

●	warrants held by the Placement Agents to purchase 183,100 shares of our common stock with a term of five years and an exercise price of $2.00 per share.

No other securities convertible into or exercisable or exchangeable for our common stock are outstanding as of the date of this Report.

Accounting Treatment; Change of Control

The Merger is being accounted for as a “reverse merger” or “reverse acquisition,” and Guerrilla RF is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in our financial statements relating to periods prior to the Merger will be those of Guerrilla RF, and will be recorded at the historical cost basis of Guerrilla RF, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Guerrilla RF, historical operations of Guerrilla RF, and operations of Laffin Acquisition Corp. from the Closing Date. As a result of the issuance of the shares of our common stock pursuant to the Merger, a change in control of Laffin Acquisition Corp. occurred as of the date of consummation of the Merger.

Except as described in this Report, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of Laffin Acquisition Corp..

We expect to continue to be a “smaller reporting company,” as defined under the Exchange Act, and an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) immediately following the Merger. We believe that as a result of the Merger, we have ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).

DESCRIPTION OF BUSINESS

We were incorporated in the State of Delaware on November 9, 2020. Guerrilla RF was incorporated in the State of Delaware on June 23, 2014. Pursuant to the Merger, on October 22, 2021, our wholly-owned subsidiary, Acquisition Sub, merged with and into Guerrilla RF. Guerrilla RF was the surviving corporation in the Merger and became our wholly-owned subsidiary, and the business of Guerrilla RF became our business.

Our telephone number is (336) 510-7840. Our website address is www.guerrilla-rf.com. Information contained on, or that can be accessed through, our website is not a part of this Report.

Glossary of Terms and Abbreviations

The following is a glossary of technical terms used in this Report:

64T64R, 32T32R, 16T16R, 8T8R systems – Describes the number of transmit and receive paths in a 5G system architecture.

5G – A technology standard to increase the speed or amount of data communicated in a cellular network relative to 3G or LTE networks.

AEC-Q101 – Automotive Electronic Council’s electronic components stress qualification standard.

Cellular booster/DAS – System which extends and distributes a cellular signal within buildings such as below ground, large-area, or high-rise structures.

Cellular Compensator – Improves a cellular link inside a motorized vehicle by using an antenna outside the vehicle in combination with amplifiers to boost the signal in both the transmit and receive paths.

Cellular Repeater – Improves poor cellular service by boosting signal strength inside a building or structure.

C-V2X – Cellular-technology-based vehicle-to-everything communication standard.

CMOS – Complementary MOS (metal oxide semiconductor), widely used semiconductor transistor architecture.

Copper lead frame – Copper-based substrate used as a foundation for semiconductor packages.

DAB – Digital audio broadcasting. A terrestrial-based digital radio standard (HD Radio).

Design win - Acknowledgment by end-customer that a product has been chosen or finalized for use in the customer’s system.

Die/Chip – An individual semiconductor device on the wafer.

DSRC – Dedicated short-range communications. (Typically used in electronic toll collection).

EAR – Export Administration Regulation

Fab – Fabrication, generally referring to a semiconductor wafer fabrication facility.

Fabless – Semiconductor company that utilizes pure-play or outsourced wafer fabrication partners rather than owning and operating their own wafer foundry.

FM/DAB – Terrestrial-based radio broadcast standards.

GaN – Gallium nitride Semiconductor process used in high power amplifier applications.

GaAs HBT – Gallium arsenide heterojunction bipolar transistor. A semiconductor process allowing higher efficiency and improved linearity compared to GaAs MESFET processes.

GaAs pHEMT – Gallium Arsenide pseudomorphic high electron mobility transistor. A semiconductor process that allows larger bandgap differences, thus providing higher performance.

Gain blocks, switches, power detectors, drivers, mixers, digital step attenuators, high power amplifiers– Functional building blocks of RF components in a typical radio frequency system or architecture.

GHz – Frequency bands of operation (in Gigahertz).

GPS/GNSS – Global satellite positioning technologies.

IP - Intellectual property.

LNA – Low noise amplifier.

Linear driver amplifier – An amplifier used before the final amplification stage that produces increased power levels while adding minimal distortion to the output signal.

mMIMO active antenna array – Massive multiple-input and multiple-output antenna systems that include beamforming ability.

MMIC – Monolithic microwave integrated circuit. An integrated circuit designed to utilize the microwave frequency bands. (300MHz to 300GHz).

MESFET – Metal-semiconductor field-effect transistor, a type of transistor.

OEM - Original equipment manufacturers.

PA – Power Amplifier.

Package lead frame – Substrate (typically copper) used as a foundation to mount and package semiconductor devices.

pHEMT – Pseudomorphic high electron mobility transistor, a type of transistor.

Point-to-point radio - Radio link used between two communication endpoints or devices.

RF – Radio frequency.

RFIC – Radio frequency integrated circuit.

RFID – Radio frequency identification.

SDARS – Satellite Digital Audio Radio Service (e.g., Sirius XM Satellite Radio).

Si – Silicon - Standard fabrication process used for semiconductor processing.

SOI – Silicon on insulator. Fabrication process used for semiconductor manufacturing. Beneficial to reduce parasitic capacitance for a device.

Tape and reel – A method of packing surface mount devices by placing each device in an individual pocket on a carrier tape. Clear tape is applied to contain the device within the pocket. The carrier tape is wound on a reel, easing device handling and transportation.

Telematics – The convergence of telecommunications and information processing. The term is generally used for describing systems used in motor vehicles.

UWB – Ultra-wideband Radio technology using very low energy levels for short-range, high-bandwidth communications.

V2X – Vehicle-to-everything. Communication technology to allow vehicles to communicate with other vehicles, infrastructure, pedestrian devices, etc.

Wafer – Thin slice of semiconductor material used as the substrate for building electronic circuits. Wafers are the output from the semiconductor foundry process before the assembly/packaging processes.

WiFi – Wireless network protocol, based on the IEEE 802.11 family of standards.

Wireless backhaul point-to-point – A method used by communication providers to use wireless data links to connect radio towers or the core network.

Wireless infrastructure – Systems designed or used by network operators or other professionals to ensure strong communication links to consumers or customers.

Overview of Guerrilla RF

Guerrilla RF is a fabless semiconductor company based in Greensboro, N.C. Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets. Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity. It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company. It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies. Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.

Industry Trends

Global demand for ubiquitous, always-on connectivity has increased over the past several years, driving data traffic over wireless and wired networks. To keep pace with this demand, we believe that wireless and wired markets are undergoing multiyear technology upgrade cycles.

Cellular operators have been migrating to 5G technology to improve efficiency, increase data throughput, reduce signal latency, and enable massive machine-to-machine connectivity. Because 5G networks operate on different frequencies (low-, mid-, and high-band spectrum) and coexist with prior cellular standards, we believe 5G deployments will increase the content opportunity for Guerrilla RF’s infrastructure RF products.

Over the past several years, automakers have added more entertainment and safety features to their automobiles due in part to customer demands and in part due to increased demand for electric vehicles (EV) and an increasing focus on the development of autonomous vehicle technologies. We expect this trend will continue and result in increased demand for RF semiconductors in modern automobiles. We believe this trend offers a growing content opportunity for Guerrilla RF’s automotive RF products.

Markets

Our business is diversified across the following markets primarily: wireless infrastructure, automotive, and catalog markets.

Wireless Infrastructure

The wireless infrastructure market is characterized by the deployment of 5G networks over sub-7 GHz and millimeter wave frequencies, often with mMIMO active antenna arrays, which may significantly increase the number of RF transmit and receive channels. These 5G networks require a broad portfolio of highly efficient RF solutions that increase capacity and expand coverage in a compact form factor. We support wireless infrastructure OEM located across the globe with a broad portfolio of RF solutions serving all major/applicable frequency bands under 7 GHz.

Automotive

Next-generation wireless technologies are enabling new use cases in automotive wireless connectivity, including V2X applications that facilitate direct, high-speed communication. These new use cases require complex RF solutions spanning multiple protocols, including GPS, satellite radio, DAB, WiFi, 5G (sub-7 GHz), and UWB.

Catalog Markets

Other markets (which we group and refer to as ‘catalog markets’) include satellite navigation, cellular repeaters, point-to-point radios, RFID/asset tracking, defense, wireless audio, and test and measurement, as well as other high-performance RF applications. Our satellite navigation solutions enable precision location finding for agricultural, aviation, maritime, mining, and construction applications. Our solutions for the cellular repeater and point-to-point radio markets facilitate network densification and expanded coverages. Our offerings enable longer battery life and improved coverage for RFID/asset tracking and defense radios. In addition, our portfolio of devices offering a wide range of gain, linearity, and noise figure performance lend themselves to use in various demanding applications in certain product markets, including those referenced above.

Products

Guerrilla RF’s portfolio of products has been developed to improve performance, reduce complexity, enable smaller form factors, and solve other critical RF challenges.

Wireless Infrastructure

Our solutions for mMIMO systems include LNA’s, linear driver amplifiers, and discrete PA’s. In addition, we are in the course of developing GaN amplifier modules and SOI switches, and digital step attenuators to grow our wireless infrastructure product offerings.

Automotive

We provide automotive RF connectivity products, including LNAs, linear driver amplifiers, switches, PAs, and front-end solutions. Our automotive products are designed to meet or exceed AEC-Q100 quality and reliability standards, and we supply automotive OEMs, tier-1 suppliers, and chipset vendors.

Catalog

We supply various standard RF catalog components to several markets. Our products’ unique combination of low noise, broad bandwidth, and high linearity suit many applications, including wireless audio equipment, defense and first responder 2-way radios, test and measurement equipment, cellular repeaters, and wireless backhaul point-to-point links.

Research and Development

Since its inception, Guerrilla RF has focused on under-served markets by providing industry-leading performance in discrete and integrated RF devices including ultra-low noise amplifiers (Ultra-LNAs), gain blocks, drivers, PAs, switches, mixers, power detectors, digital step attenuators, and infrastructure-class high power amplifiers.

We invest in research and development (“R&D”) to develop products necessary to serve our target markets. Our R&D activities typically support competitive design win opportunities for significant programs at key customers, which require best-in-class performance, size, cost, and functional density. We also invest in R&D to develop new products for broader market applications. Our R&D efforts require us to focus on continuous improvement and innovation in fundamental areas, including software, simulation and modeling, systems architecture, circuit design, device packaging, module integration, and test related materials and designs.

As a fabless semiconductor company, we utilize our wafer foundry manufacturing suppliers’ GaAs, GaN, and SOI CMOS process technologies. We combine these technologies with proprietary design methods, IP and applications engineering expertise to improve performance, increase integration and reduce the size and cost of our products.

We work with our package and test suppliers to develop and qualify advanced packaging technologies to reduce component size, improve performance and reduce package costs. Our manufacturing partners’ capabilities enable us to bring these technologies to market in high volumes.

R&D expenses totaled $3.6 million for the year ended December 31, 2020 and $1.8 million for the year ended December 31, 2019. R&D activities in 2020 and 2019 focused on developing and releasing 25 new products to bring GRF’s product catalog to a total of 87 products at the end of 2020. In addition, during 2021, we have added 11 new products.

Raw Materials

We utilize an outsourced manufacturing model, and our manufacturing suppliers purchase raw materials to support our requirements. Our suppliers typically use industry-standard raw materials, which reduces supply chain risk. In addition, we purchase passive components for use in modules that include tuning components.

During 2020 and 2021, the semiconductor industry experienced supply constraints for specific raw materials, including wafers and package lead frames. We expect the industry to address these constraints eventually, but we believe it may take one to two years for these constraints to ease. Meanwhile, we work closely with our manufacturing partners, developing long-term strategic partnerships to forecast our product needs and achieve adequate manufacturing capacity to mitigate the risk of having limited availability of raw materials suppliers. As a result of these strategic partnerships, we can add suppliers, redesign products using alternative raw materials, qualify multiple wafer foundries, and extend or add supply commitments to provide flexibility in our supply chain.

Manufacturing

We believe that our outsourced manufacturing strategy allows us to identify the optimum semiconductor process technology for each product while ensuring we pay competitive prices for manufacturing. Our manufacturing suppliers are broadly distributed around the globe. We qualify additional manufacturing sites and sources of supply to reduce the risk of supply interruptions or price increases, and we closely monitor our suppliers’ key performance indicators. In addition, we seek to ensure that materials and manufacturing services are available from multiple sources.

Our product manufacturing comprises a two-step process: 1) wafer fabrication and 2) packaging. Wafers are produced in wafer foundries by subcontractors and shipped to our assembly subcontractors for packaging. Most of our products are manufactured using a single die which is placed on a copper lead frame. We use bond wires to connect terminals on the package to the appropriate pads on the die. Material composition and wire length significantly affect the performance of the end-product. Once a product has completed manufacturing, each device is RF tested to ensure it meets published specifications. We transfer compliant devices to tape and reel -- the generally accepted method customers use in their downstream manufacturing processes.

We subcontract with multiple wafer foundries located in Taiwan and Singapore. We currently utilize GaAs HBT and GaAs pHEMT process technologies; however, we are currently developing new products using SOI and GaN technologies.

We partner with multiple test and assembly (packaging) subcontractors in Malaysia and the Philippines, each of whom we consider highly experienced and well suited to support our new product roadmap. In addition, we believe that having multiple relationships provides us with additional capacity and flexibility, which is critical to risk mitigation.

Manufacturing yields vary significantly based on many factors, including product complexity, performance requirements, and the maturity of the chosen manufacturing processes. To maximize wafer yields and quality, parameters are measured throughout the manufacturing process to ensure the systems are in control and produce the expected outputs. Ongoing reliability monitoring and numerous quality control inspections are also conducted throughout the production flow to ensure that we deliver high-quality products to our customers.

Semiconductor fabrication is a specialized field requiring highly controlled and clean environments. As a result, the die on a wafer can become defective due to minute impurities, variances in the fabrication process, or defects in the masks used to transfer circuit patterns onto the wafers.

Our subcontractors’ manufacturing facilities are certified to the ISO 9001 quality standard, and select locations are accredited to additional automotive (IATF 16949) and environmental (ISO 14001) standards. These stringent standards are audited and certified by third-party certification bodies. The ISO 9001 standard is the international standard for creating a quality management system. IATF 16949 is the highest international quality standard for the global automotive industry and incorporates specific additional requirements for the automotive industry. ISO 14001 is an internationally agreed-upon standard for an environmental management system. Many of our key vendors and suppliers are certified to be compliant with these standards.

Customers

We design, develop, manufacture, and market products for leading domestic and international original equipment manufacturers and original design manufacturers. We also collaborate with leading reference design partners and design consultants globally.

Approximately 85% of our business in 2020 and 2021 year-to-date is from sales to customers in the following markets: Wireless Infrastructure, Automotive, and Cellular Boosters/DAS. Approximately 90% of all of our product sales are made via distributors, and approximately 10% of sales are made directly to end-user customers.

Our customers purchase RFIC and MMIC solutions for various applications, including base stations, satellite radio antennas, GPS/GNSS products, small cells, WiFi, cellular boosters, and compensators.

Export Controls

Some of our sales to overseas customers may, from time to time, be required to comply with export licenses or other restrictions imposed by the U.S. Department of Commerce. Additionally, all of our exports are required to comply with Export Administration Regulations. Most of the products, services, and technologies that fall within the scope of the Export Administration Regulations are not specifically controlled for export and are classified as “EAR99”. As of June 30, 2021, none of our products were subject to export licenses and, as such, were classified as “EAR99”. As such, they fall under U.S. Department of Commerce jurisdiction and are not included in the U.S. Department of Commerce’s Control List. We are also required to adhere to the Entity List published by the U.S. Department of Commerce’s Bureau of Industry and Security (https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern/entity-list ).

Sales and Marketing

We sell our products worldwide directly to customers and through a network of U.S. and foreign sales representative firms and distributors. We select our domestic and foreign sales representatives based on their technical skills and sales expertise, complementary product lines, and customer bases. In addition, we provide ongoing educational training about our products to our internal and external sales representatives and distributors. We maintain an internal sales and marketing organization responsible for key account management, customer application engineering support, sales and advertising literature, and technical presentations for industry conferences. Our direct sales personnel are located throughout the world. We handle all our technical customer support out of our headquarters in Greensboro, N.C.

Our website contains extensive product information and includes state-of-the-art parametric search tables that allow engineers to locate products quickly and easily. Customers can learn about our products, download datasheets, product catalogs, s-parameters, application notes, and many other technical documents from our website. Our team of application engineers interacts with customers during all design and production stages, maintains regular contact with customer engineers, provides product application notes and engineering data, and assists in resolving technical problems. We maintain close relationships with our customers and provide them technical support to help them anticipate future product needs. We actively seek their input to guide our product roadmaps.

Seasonality

Our sales are generated via standard purchase orders or specific agreements with customers. Historically, we have experienced seasonal fluctuations in the sale of our products, with revenue typically strongest in our fourth fiscal quarter.

Competition

We operate in competitive environments across all of our markets. Our customers’ product life cycles can be relatively long compared to mobile phones or similar consumer products. For example, wireless infrastructure and automotive market product life cycles can be in the 5-10 year range compared to the 12-18 month range for mobile phones or similar products. Our ability to effectively compete is primarily determined by our ability to innovate with new products, improve existing products already on the market, maintain close relationships with our supply chain partners and key customers, and deliver new and improved products before our competitors. In addition, our competitiveness is affected by the quality of our customer service and technical support.

We compete primarily with Qorvo, Inc., NXP Semiconductors N.V., Skyworks Solutions, Inc., and MACOM Technology Solutions Inc.

Many of our current and potential competitors have entrenched market positions and customer relationships, established patents, and other IP and substantial technological capabilities. The selection process for our products is highly competitive, and our customers provide no guarantees that they will include our products in the next generation of their products. Additionally, many of our competitors may have significant financial, technical, manufacturing, and marketing resources, which may allow them to implement new technologies and develop new products more quickly.

Intellectual Property (IP)

Our IP, including patents, copyrights, trademarks, and trade secrets, is essential to our business, and we actively seek opportunities to leverage our IP portfolio to promote our business interests. We also actively seek to monitor and protect our global IP rights and deter unauthorized use of our IP and other assets. Such efforts can be complex because of the absence of consistent international standards and laws. Moreover, we respect the IP rights of others and strive to mitigate the risk of infringing or misappropriating third-party IP.

Patent applications are filed within the U.S. and may be filed in other countries where we have a market presence. On occasion, some applications do not mature into patents for various reasons, including rejections based on prior art. In addition, the laws of some foreign countries do not protect IP rights to the same extent as U.S. laws. We have two patents, each of which will expire in February 2034. Because of our rapid innovation and product development and the comparatively slow pace of patenting processes, our products could be obsolete before the related patents expire or are granted. However, we believe the duration and scope of our patents are sufficient to support our business, which as a whole is not significantly dependent on any one particular patent or IP right. As we expand our products and offerings, we also seek to expand our patent prosecution efforts to cover such products.

We periodically register federal trademarks, service marks, and trade names that distinguish our product brand names in the market. We also monitor these marks for their proper and intended use. Additionally, we rely on non-disclosure and confidentiality agreements to protect our interest in confidential and proprietary information that gives us a competitive advantage, including business strategies, unpatented inventions, designs, and process technology. Such information is closely monitored and made available only to those employees whose responsibilities require access to the data.

Human Capital

We believe that our employees are our greatest assets, and we must continue to attract, develop, retain and motivate our employees to remain competitive and execute our business strategy. We strive to meet these objectives by offering competitive pay and benefits in a diverse, inclusive, and safe workplace. In addition, we provide opportunities for our employees to grow and develop their careers.

As of June 30, 2021, we had 46 permanent employees and three temporary employees in four countries. By region, approximately 90% of our total employees are located in the United States and 10% in Asia. By primary job function, about 50% of our employees have engineering or technician roles, 8% are in operations, and 42% have sales, marketing, or other administrative roles. None of our employees is represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Competitive Pay and Benefits

We provide compensation and benefits packages that we believe are competitive within our industry. We use a combination of compensation and other programs (which vary by region and salary grade) to attract, motivate and retain our employees, including stock option awards, retirement programs, unlimited personal time off, and health and wellness benefits and programs. In addition, we benchmark our compensation and benefits packages annually to remain competitive with our peers and attract and retain talent throughout our organization.

Employee Recruitment, Retention, and Development

We are committed to recruiting, hiring, retaining, promoting, and engaging a diverse workforce to serve our global customers. We have established relationships with professional associations and industry groups to attract talent proactively. In addition, we partner with universities to recruit undergraduate and graduate students for our internship program and entry-level positions. We also invest in employee development programs to provide employees with the training and education they need to help achieve their career goals and build relevant skills.

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover. We monitor employee turnover rates as our success depends upon retaining and investing in our highly skilled technical staff. As a result, our attrition rate has consistently been below the technology industry average.

Diversity, Equity, and Inclusion

We value the uniqueness that an inclusive and diverse global team brings to our company. Therefore, we are focused on creating an environment that leverages the perspectives and contributions of each employee.

Safety, Health, and Wellness

In response to the COVID-19 pandemic, we reduced business travel and instituted comprehensive safety protocols for our facility. In addition, we offered the option to our employees to work from home, though most opted to return to in-person work after lockdowns ended.

We prioritize safe working conditions. We are committed to an injury-free workplace and provide dedicated workplace training and leadership support to reduce or eliminate health and safety risks.

Government Regulations

Environmental

Guerrilla RF and our overseas manufacturing subcontractors are subject to various extensive and changing domestic and international federal, state, and local governmental laws, regulations, and ordinances related to the use, storage, discharge, and disposal of toxic, volatile, or otherwise hazardous chemicals used in the manufacturing process.

We monitor our manufacturing subcontractors and their compliance with applicable environmental laws and regulations.

We require that our suppliers certify their compliance with applicable environmental laws and regulations related to hazardous materials used in the manufacturing, assembly, and testing of our products, particularly materials retained in the final product. In addition, we have developed specific restrictions on the content of certain hazardous materials in our products and those of our suppliers and outsourced manufacturers and subcontractors. This practice helps ensure our products are compliant with the requirements of the markets into which we sell our products and with our customers’ needs.

Import/Export Controls

We are also subject to import/export controls, tariffs, and other trade-related regulations and restrictions in countries where we conduct business. These controls, tariffs, regulations, and restrictions (including those related to, or affected by, United States-China relations, as discussed below) may impact our business, including our ability to sell products and manufacture or source components.

Other Governmental Regulations

Government regulations are subject to change in the future. Accordingly, we cannot assess the possible effect of compliance with future requirements or whether our compliance with such regulations will materially impact our business, results of operations, or financial condition.

Facilities

Our current corporate headquarters are located in Greensboro, North Carolina, where we lease approximately 10,800 square feet of office space under a lease agreement which is scheduled to expire in 2024, subject to a right to early-termination upon payment of an early termination fee.

Although we believe our existing facilities are suitable to meet our current needs, we also believe that substantial additional space will be required to meet projected growth. In that regard, we have entered into a new lease agreement for alternative space in which we would occupy a different building having in excess of 50,000 square feet in Greensboro, North Carolina once the building is renovated in accordance with plans we have agreed upon with a new landlord. The lease is for a term of 10 years and two months once all improvements and renovations are substantially complete and we take possession of the building. Each party has the option to terminate the lease in the event we do not raise capital in the amount of at least $12 million (net of costs) prior to December 13, 2021.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Accordingly, you should carefully consider the risks and uncertainties described below together with all of the other information contained in this Report, including our audited annual and interim unaudited financial statements, unaudited pro forma financial statements, and the related notes included in this Report, before deciding to invest in our common stock. If any of the following risks occur, our business, prospects, operating results, and financial condition could suffer materially. In such an event, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risk Factors Summary

●	We have incurred significant losses in the past and will likely experience losses in the future. Our business and stock price may be adversely affected if we cannot make consistent progress toward future profitability.

●	The ultimate impact of the COVID-19 pandemic on our business is unknown. However, beginning in the second quarter of 2020, we observed delays, declining demand, and price fluctuations in the semiconductor industry.

●	We are an emerging commercial company that began commercial operations selling products in 2014. Since we base our expectations of potential customers and future demand for our products on only limited experience, it is difficult for our management and investors to forecast and evaluate our prospects and revenues accurately.

●	We may not generate sufficient cash to service our debt or to fund capital expenditures. As a result, we may be forced to take other actions to satisfy our debt obligations and financing requirements, which may not be successful or on terms favorable to us.

●	Our operating results are substantially dependent on developing new products and achieving design wins. Therefore, our future revenues that fund our growth in operations, continuing product development, administrative costs, and sales and marketing efforts are highly dependent on winning slots for our new product offerings.

●	The industry and the markets in which we operate are highly competitive and subject to rapid technological change. Therefore, for our RF products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies.

●	We may require additional capital to support our business growth, and such capital may not be available.

●	We are still developing many of our products, and they may not be accepted in the market or by significant customers.

●	We depend heavily on a single electronics distribution company to augment the reach of our field sales team and stock our products for a quick fulfillment of orders to numerous end users of our products. Therefore, any disruption of this relationship would result in a significant loss of sales to the extensive market participants we place our products. Furthermore, any disruption of our relationship with this distributor could result in their default in a large portion of our accounts receivable, which can often exceed 60% of total commercial receivables due to us.

●	We depend heavily on third parties, especially in our supply chain. Therefore, any disruption in our third-party supply chain relationships, either due to their constraints or their respective decision to suspend materials delivery, would adversely affect our ability to make products and execute sales orders. We may not be able to recover from any disruption that lasts a significant period of time.

●	We sell to several large companies with considerable bargaining power, which may require us to agree to terms and conditions that could harm our business or ability to recognize revenues.

●	We face risks related to sales through independent sales representatives and distributors.

●	Business disruptions could harm our business and adversely affect our results of operations.

●	If we experience poor manufacturing yields, our operating results may suffer.

●	We are subject to inventory risks and costs because we build our products based on anticipated customer orders and forecasts often before receiving purchase orders for the products.

●	We operate in a very competitive industry and must continue to innovate.

●	Unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

●	Failure to retain and recruit essential engineering, operations, sales/marketing, and administrative talent could negatively impact our business and financial results.

●	Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

●	We rely on our intellectual property and copyrighted designs. As a result, we may not be able to successfully protect against the use of our intellectual property by third parties. As a result, we may be subject to claims of infringement of third-party intellectual property rights.

●	We face risks from manufacturing our products by outside parties located in Taiwan, the Philippines, Malaysia, and China. These risks may include quality failures, export and import complexities and disruptions, geopolitical issues, factory failures or closures, local or global laws violations, the impact of COVID-19 locally, and sudden process manufacturing deviations. In the event of a manufacturing disruption with one of our manufacturing providers, we have options to move manufacturing to another approved supplier with the same processing capabilities.

●	Government regulation may adversely affect our business. Economic regulation in China and other countries where we sell products could adversely impact our business and the results of operations. Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit our ability to sell or provide our products and other items to specific customers and suppliers, which may materially adversely affect our sales and results of operations.

●	Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

●	The shares of common stock issued in the Merger and the Offering are “restricted securities” and, as such, may not be sold except in limited circumstances.

●	If we are unable to register in a timely manner the shares of common stock issued to stockholders in the Merger or the Offering, then the ability to resell shares of our common stock so issued will be delayed.

●	There is currently no market for our common stock, and there can be no assurance that any market will ever develop. Therefore, you may be unable to resell shares of our common stock at times, and prices that you believe are appropriate.

●	We do not intend to pay dividends for the foreseeable future, and, as a result, your ability to achieve a return on your investment will depend on appreciation of the price of our common stock.

Risks Related to Our Business and Industry

We have incurred significant losses in the past and will likely experience losses in the future.

We have incurred significant losses in the past and recorded a net loss of $2.0 million for the year ended December 31, 2020, and $421 thousand for the six months ended June 30, 2021. As of December 31, 2020, we had an accumulated deficit of $12.2 million and $12.6 million at June 30, 2021. Our business and stock price may be adversely affected if we cannot make consistent progress toward future profitability.

Our ability to be profitable in the future depends upon continued demand for our solutions from existing and new customers. Furthermore, further adoption of our solutions depends upon our ability to improve the quality of our products. In addition, our profitability will be affected by, among other things, our ability to execute on our business strategy, the timing and size of contracts, the pricing and costs of our solutions, competitive offerings, macroeconomic conditions affecting the RF industry, the COVID-19 crisis, and the extent to which we invest in sales and marketing, research and development, and general and administrative resources.

Impact of COVID-19 on our Business

The ultimate impact of the COVID-19 pandemic on our business is unknown. However, beginning in the second quarter of 2020, we observed delays, declining demand, and price fluctuations in the semiconductor industry. We also observed a substantial reduction in our automotive business. In addition, our supply-chain management was adversely affected by factory shut-downs and reductions in capacity as factories were required to adhere to stay-at-home orders or limit the on-site staff to reduce the rate of infections.

To protect the health and safety of our employees, we have taken precautionary action and adopted social distancing measures, daily temperature checks upon entry to the workplace, and the implementation of staffing plans whereby employees can work remotely. Our efforts continue to evolve in response to new government measures and scientific knowledge regarding COVID-19. To contain COVID-19 or slow its spread, since early 2020, governments worldwide have enacted measures, including orders to close all businesses not deemed “essential,” isolating residents to their homes or places of residence, and implementing the practice of social distancing when engaging in essential activities. These measures have impacted the method and timing of certain business meetings and deliverables to specific customers and our ability to obtain certain suppliers’ materials, equipment, and services.

We anticipate that these actions and the global health crisis caused by COVID-19 will continue to impact business activity across the globe negatively. When COVID-19 is demonstrably contained, we anticipate a rebound in economic activity, depending on the rate, pace, and effectiveness of the containment efforts deployed by various national, state, and local governments; however, the timing and extent of any such rebound is uncertain. We will continue to monitor the situation actively. We may take further actions altering the business operations that we determine are in the best interests of our employees, customers, partners, suppliers, and stakeholders, or as required by federal, state, or local authorities. The potential effects of such alterations or modifications on our business are unclear, including our customers, employees, and prospects for our financial results.

We have a limited operating history upon which investors can evaluate our business and prospects.

We are an emerging commercial company that began commercial operations selling products in 2014. Since we base our expectations of potential customers and future demand for our products on only limited experience, it is difficult for our management and investors to forecast and evaluate our prospects and revenues accurately. Therefore, the proposed progression of our operations is subject to the risks inherent in light of the expenses, difficulties, complications, and delays frequently encountered in connection with the growth of any new business, as well as those risks that are specific to our Company in particular. The risks include but are not limited to our reliance on third parties to complete some processes for the manufacturing and packaging of our products and the possibility that we will not be able to achieve design wins with our products. In addition, to successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that the Company can successfully address these challenges. If unsuccessful, the Company and its business, financial condition, and operating results will be materially and adversely affected.

We may not generate sufficient cash to service our debt or to fund capital expenditures. As a result, we may be forced to take other actions to satisfy our debt obligations and financing requirements, which may not be successful or on terms favorable to us.

Our ability to make scheduled payments on, or to refinance, our debt obligations and to fund working capital, planned capital expenditures and expansion efforts, and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and on our financial condition and operating performance. However, our financial condition and operating performance are subject to prevailing economic and competitive conditions and specific financial, business, and other factors beyond our control. As a result, we cannot ensure that we will maintain a level of cash flows from operating activities sufficient to permit us to pay our debt. For example, should our cash flows and capital resources be insufficient to fund our debt service obligations, we may face liquidity issues and be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital, or restructure or refinance our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service and other obligations.

Our operating results are substantially dependent on developing new products and achieving design wins. Therefore, our future revenues that fund our growth in operations, continuing product development, administrative costs, and sales and marketing efforts are highly dependent on winning slots for our new product offerings.

Our largest markets are characterized by high levels of competition from formidable market participants, and they are often much larger in size and have greater capacity than us. Therefore, to effectively compete in our markets, we must introduce new product solutions that satisfy customer demands for greater functionality and improved performance. However, it is possible that we may fail to provide such solutions in time for our customers’ design cycles. In that case, we may experience a lack of growth that is central to our strategic plans or even suffer substantial decreases in our revenue by missing out on these design windows.

Our success depends on our ability to develop and introduce new products in a timely and cost-effective manner and secure production orders from our customers. The development of new products is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times.

We participate in markets with a broad array of applications which make our ability to predict market requirements more challenging and consequently makes the definition and design of new products that address those requirements more difficult to ensure the future success of our business.

Our success at effective product development depends on several factors, including the following:

●	our ability to design products that meet industry requirements, costs, and performance levels, including specific customer product requirements;

●	our ability to introduce new products that are competitive and which we can offer at competitive prices for the functionality and performance delivered;

●	our ability to recruit and retain qualified product design engineers;

●	our ability to supply products that are highly reliable and free of defects;

●	our ability to meet industry and customer product ramps; and,

●	the success of our customers’ products in the market, which, in turn, determines the demand for our chips.

The industry and the markets in which we operate are highly competitive and subject to rapid technological change. Therefore, for our RF products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies.

The markets in which we compete are intensely competitive. We operate primarily in the industry that designs and produces semiconductor components for wireless communications and other wireless devices, which are subject to rapid changes in both product and process technologies based on demand and evolving industry standards. The markets for our products are characterized by:

●	rapid technological developments and product evolution,

●	rapid changes in customer requirements,

●	frequent new product introductions and enhancements,

●	continuous demand for higher levels of integration, decreased size, and reduced power consumption,

●	fluctuating pricing, and

●	evolving industry standards.

Our R&D activity and resulting products could become obsolete or less competitive sooner than anticipated because of a faster than expected change in one or more of the above-noted factors. Therefore, for our products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies, which requires us to:

●	respond effectively to technological advances by the timely introduction of new technologies and products,

●	successfully implement our strategies and execute our R&D plan in practice, and

●	implement cost reductions into the manufacturing of our products.

Many of our current and potential competitors have entrenched market positions and customer relationships, established patents, and other IP and substantial technological capabilities. Additionally, many of our competitors may have significant financial, technical, manufacturing, and marketing resources, which may allow them to implement new technologies and develop new products more quickly.

We may require additional capital to support our business growth, and such capital may not be available.

We intend to continue making investments to support business growth. We may require additional funds to respond to business challenges, including developing new solutions or enhancing existing solutions, enhancing our operating infrastructure, expanding our sales and marketing capabilities, and acquiring complementary businesses, technologies, or assets. Accordingly, we may need to engage in additional equity or debt financing to secure funds. However, equity and debt financing might not be available when needed or, if available, might not be available on terms satisfactory to us. If we raise additional funds through equity financing, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. If we are unable to obtain adequate financing or financing on terms satisfactory to us in the future, our ability to continue to support our business growth and to respond to business challenges could be significantly limited as we may have to delay, reduce the scope of, or eliminate some or all of our initiatives, which could harm our operating results.

We are still developing many of our products, and they may not be accepted in the market or by significant customers.

Although we believe that our products provide advantages over existing MMIC products in the market, we cannot be sure that new products will achieve market acceptance.

The successful development and market acceptance of our MMIC products will be highly complex and will depend on the following principal competitive factors, including our ability to:

●	comply with industry standards and effectively compete against current products,

●	differentiate our products from offerings of our competitors by delivering MMICs that are higher in quality, reliability, and technical performance,

●	anticipate customer and market requirements, changes in technology and industry standards, and timely develop improved technologies that meet high levels of satisfaction among our potential customers,

●	maintain, grow and manage our internal teams to the extent we increase our operations and develop new segments of our business,

●	build and sustain successful collaborative, strategic, and other relationships with manufacturers, customers, and contractors,

●	protect, create or otherwise obtain adequate IP for our technology; and,

●	achieve strong financial, sales, marketing, technical and other resources necessary to develop, test, manufacture, and market our products.

If we are unsuccessful in accomplishing these objectives, we may not compete successfully against current and potential competitors. As a result, the market may not accept our future MMIC products.

In addition, Tier 1 manufacturers may be less receptive to adopting solutions from smaller companies such as the Company due to their desire to limit the expansion of their approved vendor lists. The Company could also face pressure from competitors who can provide more lucrative bundling options due to the breadth of their overall portfolio.

We depend on a large distributor and several large customers in the automotive and wireless infrastructure market.

A substantial portion of our product revenue results from sales to large suppliers in the automotive industry, which require special performance and reliability requirements and stringent volume delivery demands. In addition, we rely heavily on the wireless infrastructure market, which, similar to our automotive customers, requires we reliably meet high volume delivery schedules. Therefore, our future operating results will be heavily affected by the success of large automotive and wireless infrastructure customers.

Our three largest end customers collectively accounted for approximately 60% and 57% of our revenue for 2020 and 2019, respectively.

We often service end customers through our largest distributor, who will ship to and bill directly for product shipments. The concentration of billings to this distributor as a portion of our total revenues were 60% and 42% for fiscal years 2020 and 2019, respectively. It is possible that demand for their customers’ products decreases materially.

We depend heavily on third parties.

We partner with a limited number of external suppliers and rely on them to fulfill our customers’ orders. These third-party suppliers perform complex manufacturing processes, including die processing, packaging, and test, tape and reel. The semiconductor industry has experienced supply constraints for specific items, which the COVID-19 pandemic has exacerbated.

If these third-party suppliers fail to deliver our products on time, we will be unable to satisfy our customers’ orders, which will negatively impact our financial results, cash flow, and our ability to fund further product development efforts.

Our key suppliers commit to being compliant with applicable ISO 9001 quality standards; however, should they experience quality and reliability issues, this may delay shipments to our customers and negatively affect our reputation directly with customers and our reputation in the market, which could negatively impact our financial results.

We sell to several large companies with considerable bargaining power, which may require us to agree to terms and conditions that could harm our business or ability to recognize revenues.

Large companies comprise a significant portion of our current and target customer base. These customers generally have greater purchasing power than smaller entities and, accordingly, often demand more favorable terms from suppliers, including us. As a result, as we seek to expand our sales to existing customers and acquire new customers, we may be required to agree to terms and conditions that are more favorable to our customers, and that may affect the timing of our ability to recognize revenue, increase our costs, and harm our business, financial condition, and results of operations. Failure to satisfy such onerous terms may result in litigation, damages, additional costs, market share loss, and reputation loss. Additionally, these large customers may require that we agree to most-favored customer or exclusivity provisions concerning specific products that restrict our ability to do business with other customers causing us to increasingly rely on such large customers.

We face risks related to sales through independent sales representatives and distributors.

We sell a significant portion of our products through third-party distributors. We depend on these distributors to help us create end-customer demand, provide technical support and other value-added services to customers, fill customer orders, and stock our products. As a result, a material change in our relationship with one or more of these distributors or their failure to perform as expected could negatively impact our financial results.

Our ability to add or replace distributors for some of our products may be limited because our end customers may be hesitant to accept the addition or replacement of a distributor due to advantages in the incumbent distributors’ technical support and favorable business terms related to payments, discounts, and stocking of acceptable inventory levels.

Using third parties for sales representation and distribution exposes us to many risks, including competitive pressure, concentration, credit risk, and compliance risks. Other third parties may use one of our distributors or sales representatives to sell products that compete with our products. We may need to provide financial and other incentives such as higher commission rates to encourage them to prioritize the sale of our products. Our distributors may face financial difficulties, including bankruptcy, which could harm our collection of accounts receivable and financial results.

Violations of the Foreign Corrupt Practices Act of 1977 or similar laws by our distributors or other third-party intermediaries could have a material impact on our business.

Failure to manage risks related to our use of distributors or other third-party intermediaries may reduce sales, increase expenses, and weaken our competitive position.

Business disruptions could harm our business and adversely affect our results of operations.

Our business could be disrupted by natural disasters, industrial accidents, cybersecurity incidents, telecommunications failures, power or water shortages, extreme weather conditions, public health issues (including the COVID-19 pandemic), military actions, acts of terrorism, political or regulatory issues, and other man-made disasters or catastrophic events.

We carry commercial property damage and business interruption insurance against various risks, with limits we deem adequate, for reimbursement for damage to our fixed assets and the resulting disruption of our operations. However, this coverage likely would not wholly cover the negative impact to our business for any lengthy interruption, which could harm our Company in an unanticipated way and result in significant losses, a decline in revenue, and an increase in our costs and expenses. Disruptions from these events would likely require substantial recovery time and impact profits and cash flow in a significant manner. In addition, such business disruptions would adversely impact our relationships with our customers.

If our customers independently experience comparable business disruptions, they may reduce or cancel their orders, which may adversely affect our results of operations.

If we experience poor manufacturing yields, our operating results may suffer.

Our products are unique and fabricated using semiconductor process technologies that are highly complex. In some cases, we assemble our products in customized packages. Some of our products consist of multiple components in a single module and feature enhanced levels of integration and complexity. Our customers insist that we design our products to meet their same quality, performance, and reliability specifications. Our manufacturing yield is a combination of yields across the entire supply chain, including wafer fabrication, assembly, and test yields. Due to the complexity of our products, we periodically experience difficulties in achieving acceptable yields, particularly for new products.

Our customers test our products once they assemble them into their products. The number of usable products that result from our subcontractor production process can fluctuate because of many factors, including:

●	design errors;

●	defects in photomasks (which are used to print circuits on a wafer);

●	minute impurities and variations in materials used;

●	contamination of the manufacturing environment;

●	equipment failure or variations in the manufacturing processes;

●	losses from broken wafers or other human error; and,

●	defects in substrates and packaging.

Although our supply chain partners and our engineering and quality groups constantly seek to improve our manufacturing yields, such efforts may encounter significant barriers to success resulting in less-than-optimal yields or losses that would directly impact profits and increase costs, and lower cash flows. For example, costs of product defects and deviations from required specifications include the following: disposal of inventory or financial write-offs of inventory;

●	accepting returns of products;

●	providing product replacements at no charge;

●	reimbursement of direct and indirect costs incurred by our customers in recalling or reworking their products due to defects in our products;

●	travel and personnel costs to investigate potential product quality issues and to identify or confirm the failure mechanism or root cause of product defects; and,

●	defending against litigation.

These issues could negatively impact our market position and reputation with customers, resulting in long-term harm to our business and financial results.

We are subject to inventory risks and costs because we build our products based on anticipated customer orders and forecasts often before receiving purchase orders for the products.

To ensure the availability of our products for some of our largest end customers, we start manufacturing certain products in advance of receiving purchase orders based on forecasts provided by these customers. However, these forecasts do not represent binding purchase commitments, and we do not recognize sales for these products until they are shipped to our customers. As a result, we incur significant inventory and manufacturing costs in advance of anticipated sales. Because demand for our products may not materialize or may be lower than expected, manufacturing based on forecasts subjects us to heightened risks of higher inventory carrying costs, increased obsolescence, and higher operating costs. In addition, if product demand decreases or we fail to forecast demand accurately, we could be required to write off inventory, which would negatively impact our gross margin and other operating results.

We operate in a very competitive industry and must continue to innovate.

We compete with several companies primarily to design, manufacture, and sell RF solutions and discrete integrated circuits and modules. Increased competition from any source could adversely affect our operating results through lower prices for our products, reduced demand for our products, losses of existing design slots with critical customers, and a corresponding reduction in our ability to recover development, engineering, and manufacturing costs.

Many of our existing and potential competitors have entrenched market positions, historical affiliations with OEMs, considerable internal manufacturing capacity, established IP rights, and substantial technological capabilities. The semiconductor industry has experienced increased industry consolidation over the last several years, a trend we expect to continue. Many of our existing and potential competitors may have more significant financial, technical, manufacturing, or marketing resources than we do. As a result, we cannot be sure that we will compete successfully with our competitors.

Unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

Any of these macro conditions could negatively impact our supply chain partners and the industry as a whole, which could materially decrease our profits and cash flow.

To compete, we must attract, retain, and motivate key employees, and our failure to do so could harm our business and our results of operations.

We must hire and retain qualified employees, develop leaders for essential business functions, and train and motivate our employees. Our future operating results and success depend on keeping critical technical personnel and management and expanding our sales and marketing, R&D, finance, and administration personnel. We do not have employment agreements with the vast majority of our employees.

We must attract qualified personnel. The competition for qualified personnel is intense especially considering the size of our organization, which must compete with much larger companies for top talent. The number of people with experience, particularly in RF engineering, software engineering, integrated circuit design, and technical marketing and support, is limited. In addition, existing or new immigration laws, policies, or regulations in the U.S. may limit the pool of available talent. For example, travel bans, difficulties obtaining visas, and other restrictions on international travel could make it more challenging to manage our international operations effectively, operate as a global company, or service our international customer base. Changes in the interpretation and application of employment-related laws to our workforce practices may also result in increased operating costs and less flexibility in meeting our changing workforce needs. As a result, we cannot be sure that we will be able to attract and retain skilled personnel in the future, which could harm our business and our results of operations.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may, from time to time, be a party to various litigation claims and legal proceedings. We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. For example, our manufacturers’ failure to successfully manufacture products that conform to our design specifications and the U.S. Federal Communications Commission (FCC) strict regulatory requirements may lead to product defects and substantial costs to repair or replace these parts or materials, significantly impacting our ability to develop and implement our technology and improve our products’ performance. In addition, claims made or threatened by our suppliers, distributors, customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation or otherwise adversely affect our business, financial condition, or results of operations. The costs associated with defending legal claims and paying damages could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful.

We may establish reserves as appropriate based upon assessments and estimates under our accounting policies in accordance with U.S. GAAP. We base our assessments, estimates, and disclosures on the information available to us at the time and rely on legal and management judgment. Actual outcomes or losses may differ materially from assessments and estimates. Actual settlements, verdicts, or resolutions of these claims or proceedings may negatively affect our business and financial performance. For example, a successful claim against us that is not covered by insurance or over our available insurance limits could require us to make significant damages payments and could materially adversely affect our financial condition, results of operations, and cash flows.

We may become subject to warranty claims, product recalls, and product liability claims that could materially and adversely affect our financial condition and results of operations.

We may become subject to warranty claims, product recalls, and product liability claims that could lead to significant expense. In addition, although we maintain reserves for reasonably estimable liabilities and purchase product liability insurance, we may elect to self-insure concerning some issues, and our reserves may be inadequate to cover the uninsured portion of such claims.

Product liability insurance is subject to significant deductibles, and such insurance may be unavailable or inadequate to protect against all claims. If one of our customers recalls a product containing one of our devices, we may incur material costs and expenses, including replacement costs, direct and indirect product recall-related costs, diversion of technical and other resources, and reputational harm. Our customer contracts typically contain warranty and indemnification provisions, and in some instances, may also have liquidated damages provisions relating to product quality issues. The potential liabilities associated with such provisions are significant, and in some cases, are included in agreements with some of our largest end customers. Any such liabilities may significantly exceed any revenue we receive from the sale of the relevant products. Costs, payments, or damages incurred or paid by us in connection with warranty and product liability claims and product recalls could materially and adversely affect our financial condition and results of operations.

We are subject to risks associated with environmental, health, and safety regulations and climate change.

We are subject to many U.S. and foreign environmental, health, and safety laws and regulations. These laws and regulations include those related to the use, transportation, storage, handling, emission, discharge, and recycling or disposal of hazardous materials. Our failure to comply with any of these existing or future laws or regulations could result in:

●	regulatory penalties and fines;

●	legal liabilities, including financial responsibility for remedial measures if our properties are contaminated;

●	expenses to secure required permits and governmental approvals;

●	reputational damage; and,

●	suspension or curtailment of third-party manufacturing, assembly, and test processes.

Existing and future environmental laws and regulations could also impact our product designs and limit or restrict the materials or components included in our products.

New climate change laws and regulations could require changes to manufacturing processes and increase our costs. In addition, new restrictions on carbon dioxide emissions or other greenhouse gases could result in increased costs for us and our suppliers. Various jurisdictions are developing different climate change-based regulations that may increase expenses and adversely affect our operating results. We expect increased worldwide regulatory activity relating to climate change in the future. Future compliance with these laws and regulations may adversely affect our business and the results of operations.

Impact of Product Demand on our Business

Our revenue, earnings, margins, and other operating results have fluctuated significantly and may fluctuate considerably in the future. If demand for our products weakens as a result of economic conditions or for other reasons, our revenue and profitability will be impacted. Our future operating results will depend on many factors, including business, political and macroeconomic changes such as trade restrictions and recession or slowing growth in the semiconductor industry and the overall global economy.

If demand for our products slows, our financial and operating results will be negatively impacted, thus impeding our ability to fund future product development efforts and, in extreme cases, negatively impacting our ability to finance normal operations without acquiring funds through credit or equity raises.

In addition, if our end customers experience spikes in demand far more than anticipated, our ability to respond effectively to such demand might be impacted. This type of demand surge could negatively impact cash flow (e.g., supply chain inventory requirements) in the short term and potential loss of credibility with the industry in the long term if we do not meet demands reasonably.

We are subject to high degrees of product demand variability. Even if we achieve a design win, our customers can delay or cancel a program without advanced warning, creating risk for inventory obsolescence, ineffective use of cash, and resources channeled to less than optimal business opportunities. The loss of a design win and failure to add new design wins to replace lost revenue and weakened customer demand would have a material adverse effect on our business, financial condition, and results of operations.

We rely on our intellectual property portfolio and may not be able to successfully protect against the use of our intellectual property by third parties.

We rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures, and licensing arrangements to protect our intellectual property rights. We cannot be sure that patents will be issued from any pending applications or that patents will be issued in all countries where we can sell our products. Further, we cannot be sure that any claims allowed from pending applications will be of sufficient scope or strength to provide meaningful protection against our competitors. Our competitors may also be able to design around our patents.

The laws of some countries in which we develop, manufacture, or sell our products may not protect our products or intellectual property rights to the same extent as U.S. laws. This risk increases the possibility of misappropriation or infringement of our technology and products. Although we intend to defend our intellectual property rights vigorously, we may not be able to prevent the misappropriation of our technology. Additionally, our competitors may independently develop non-infringing technologies that are substantially equivalent or superior to ours.

We may need to engage in legal actions to enforce or defend our intellectual property rights. Generally, intellectual property litigation is both expensive and unpredictable. Our involvement in intellectual property litigation could divert the attention of our management and technical personnel and have a material, adverse effect on our business.

We may be subject to claims of infringement of third-party intellectual property rights.

Our operating results may be adversely affected if third parties claim that our products infringed their patent, copyright, or other intellectual property rights. Such assertions could lead to expensive and unpredictable litigation, diverting the attention of management and technical personnel. An unsuccessful result in such litigation could adversely affect our business, including injunctions, exclusion orders, and royalty payments to third parties. In addition, if one of our customers or a supplier to one of our customers is found to have infringed on third-party intellectual property rights, such a finding could adversely affect the demand for our products.

Risks Related to Regulatory Requirements

Government regulation may adversely affect our business.

The effects of regulation may materially and adversely impact our business. For example, the FCC’s regulatory policies relating to radio frequency emissions, consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Products Safety Commission, and environmental regulatory actions of the U.S. Environmental Protection Agency could impede sales of our products in the United States. In addition, our customers and we are also subject to various import and export laws and regulations. Should we fail to comply with these regulations, we may be unable to produce and deliver these products to specific customers, and we may become subject to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions.

Our business is also increasingly subject to complex foreign and U.S. laws and regulations, including but not limited to anti-corruption laws, such as the Foreign Corrupt Practices Act of 1977 and equivalent laws in other jurisdictions, antitrust or competition laws, and data privacy laws, among others. In addition, foreign governments may impose tariffs, duties, and other import restrictions on components we obtain from non-domestic suppliers and export restrictions on products that we sell internationally. These tariffs, duties, or restrictions could materially and adversely affect our business, financial condition, and results of operations.

Our product or manufacturing standards could also be impacted by new or revised environmental rules and regulations or other social initiatives. Those rules, or similar rules adopted in other jurisdictions, could adversely affect our costs, the availability of minerals used in our products, and our relationships with customers and suppliers.

We may incur substantial expenses related to regulatory requirements, and any regulatory compliance failure could cause our business to suffer.

The wireless communications industry is subject to ongoing regulatory obligations and reviews. Maintaining compliance with these requirements may result in significant additional expense to us, and any failure to maintain such compliance could cause our business to suffer.

Noncompliance with applicable regulations or requirements could also subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. An adverse outcome in such litigation could require paying contractual damages, compensatory damages, punitive damages, attorneys’ fees, and other costs. These enforcement actions could harm our business, financial condition, and results of operations. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and increased professional fees.

We are subject to risks from international sales and operations.

We operate globally with sales personnel in multiple countries, and some of our business activities are concentrated in Asia. As a result, we are subject to regulatory, geopolitical, and other risks associated with doing business outside the U.S., including:

●	global and local economic, social and political conditions and uncertainty;

●	currency controls and fluctuations;

●	formal or informal imposition of export, import or doing-business regulations, including trade sanctions, tariffs, and other related restrictions;

●	labor market conditions and workers’ rights affecting our manufacturing operations or those of our customers or suppliers;

●	disruptions in capital and securities and commodities trading markets;

●	occurrences of geopolitical crises such as terrorist activity, armed conflict, civil or military unrest or political instability, which may disrupt manufacturing, assembly, logistics, security, and communications and result in reduced demand for our products;

●	compliance with laws and regulations that differ among jurisdictions, including those covering taxes, intellectual property ownership and infringement, imports and exports, anti-corruption and anti-bribery, antitrust and competition, data privacy, and environment, health, and safety; and,

●	pandemics and similar major health concerns, including COVID-19, could adversely affect our business and customer order patterns.

Sales to customers located outside the U.S. accounted for approximately 50% of our revenue in 2020. Approximately 6% of our sales in 2020 sales were attributable to customers located in China. We expect that revenue from international sales to China and other markets will continue to be a significant part of our total revenue. Any weakness in these economies could decrease demand for products that contain our products, which could materially and adversely affect our business. The imposition by the U.S. of tariffs on goods imported from China and potentially other countries, countermeasures imposed by China in response, U.S. export restrictions on sales of products to China, and other government actions that restrict or otherwise adversely affect our ability to sell our products to Chinese customers may have a material impact on our business, including our ability to sell products and to manufacture or source components.

As a company with some sales outside of the U.S., our results may be affected by movements in currency exchange rates as we grow our sales network. In addition, our exposure may increase or decrease over time as our foreign business levels fluctuate in the countries where we may have sales or operations. These changes could have a material impact on our financial results. The functional currency for our current operations and international sales is the U.S. dollar; however, that may expand to other currencies as we grow.

Economic regulation in China and other countries where we sell products could adversely impact our business and the results of operations.

A significant portion of our potential customer base is located in China and other countries outside of the U.S. For many years, the Chinese economy has experienced periods of rapid growth and wide fluctuations in inflation. In response to these factors, the Chinese government has, from time to time, adopted measures to regulate growth and to contain inflation, including currency controls and measures designed to restrict credit, control prices, or set currency exchange rates. Such actions in the future, as well as other changes in Chinese or other non-U.S. laws and regulations, including efforts in furtherance of reducing dependence on foreign semiconductor manufacturers, could increase the cost of doing business in other countries, foster the emergence of foreign competitors, decrease the demand for our products in those countries, or reduce the supply of necessary materials for our products, which could have a material adverse effect on our business and results of operations.

Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit our ability to sell or provide our products and other items to specific customers and suppliers, which may materially adversely affect our sales and results of operations.

The U.S. and foreign governments have taken and may continue to take administrative, legislative, or regulatory action that could materially interfere with our ability to export, re-export, and transfer products and other items in certain countries, particularly in China. For example, the imposition of tariffs has not had a direct, material adverse impact on our business; however, the direct and indirect effects of tariffs and other restrictive trade actions are difficult to measure and are only one part of economic and trade policy.

Furthermore, we have experienced and may continue to experience restrictions on our ability to export, re-export, and transfer our products and other items to specific foreign customers and suppliers where exports, re-exports, or transfers of products require export licenses or are prohibited by government action. As an example, the U.S. government has in the past imposed export restrictions that effectively banned American companies from exporting, re-exporting, and transferring products to DJI Technology Company and Huawei Technologies Co., Ltd.

Even if such restrictions are lifted, any financial or other penalties or continuing export restrictions imposed on our customers could have a continuing negative impact on our future revenue and results of operations. In addition, other foreign customers or suppliers affected by future U.S. government sanctions or threats of sanctions may respond by developing new solutions to replace our products or by adopting our foreign competitors’ solutions.

We cannot predict what further actions may ultimately be taken concerning tariffs or other trade measures between the U.S. and China or other countries, what products or entities may be subject to such actions, or what steps may be taken by other countries in response. The loss of foreign customers or suppliers or the imposition of restrictions on our ability to sell or transfer products to such customers or suppliers due to tariffs, export restrictions, or other U.S. regulatory actions could materially and adversely affect our sales and business and results of operations.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and manufacturing activities to provide us with competitive advantages. We protect this information by entering into confidentiality agreements with our employees, consultants, strategic partners, and other third parties. We also design our computer systems and networks and implement various procedures to restrict unauthorized access to the dissemination of our proprietary information.

We face internal and external data security threats. For example, current, departing, or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain, or misappropriate our proprietary information or otherwise interrupt our business. Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years. While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date. Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate all these techniques. As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident. Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources. We routinely implement improvements to our network security safeguards, and we are devoting increasing resources to the security of our information technology systems. However, we cannot assure that such system improvements will be sufficient to prevent or limit the damage from any future cyber-attack or network disruptions.

The costs related to cyber-attacks or other security threats or computer systems disruptions typically would not be fully insured or indemnified by others. As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our R&D efforts or our IP. Moreover, these events may result in the early obsolescence of our products, product development delays, or diversion of the attention of management and critical information technology and other resources, or otherwise, adversely affect our internal operations and reputation or degrade our financial results and stock price.

We may be subject to theft, loss, or misuse of personal data by or about our employees, customers, or other third parties, which could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

In the ordinary course of our business, we have access to sensitive, confidential, or personal data or information regarding our employees and others that is subject to privacy and security laws and regulations. Therefore, the theft, loss, or misuse of personal data collected, used, stored, or transferred by us to run our business, or by our third-party service providers, including business process software applications providers and other vendors that have access to sensitive data, could result in damage to our reputation, disruption of our business activities, significantly increased business and security costs or costs related to defending legal claims.

Global privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. For example, the European Union has adopted the General Data Protection Regulation (“GDPR”), which requires companies to comply with rules regarding the handling of personal data, including its use, protection, and the ability of persons whose data is stored to correct or delete such data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of worldwide revenue. In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe, and elsewhere are often uncertain and fluid and may be interpreted and applied in a manner that is inconsistent with our data practices. As a result, complying with these changing laws has caused, and could continue to cause, us to incur substantial costs, which could harm our business and results of operations. Further, failure to comply with existing or new rules may result in significant penalties or orders to stop the alleged non-compliant activity. Finally, even our inadvertent failure to comply with federal, state, or international privacy-related or data protection laws and regulations could result in audits, regulatory inquiries, or proceedings against us by governmental entities or others.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

The market price and trading volume of our common stock may be volatile and could decline significantly following the Merger.

The quotation systems, including the OTC Markets QB tier, or stock exchanges, including Nasdaq, on which our common stock may be quoted or on which our common stock may be listed following the Merger have from time to time experienced significant price and volume fluctuations. As a result, even if an active, liquid, and orderly trading market develops and is sustained for our common stock following the Merger, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the market price of our common stock as of the date of the consummation of the Merger. We cannot assure you that the market price of common stock will not fluctuate widely or decline significantly in the future in response to several factors, including, among others, the following:

●	the realization of any of the risk factors presented in this Report;

●	actual or anticipated differences in our estimates, or the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity, or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the OTCQB market, or following our potential up listing on Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our common stock;

●	publication of research reports about us, or the semiconductor industry generally;

●	the performance and market valuations of other similar companies;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems; and,

●	changes in accounting principles, policies, and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Following the Merger’s consummation, we will be obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

Laffin Acquisition Corp. is currently a public company and is required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting on its annual report on Form 10-K. Following the Merger, we will be subject to the same requirements. Effective internal control over financial reporting is necessary for reliable financial reports, and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our common stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act following the consummation of the Merger, our independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur remediation expenses. We are required to disclose changes made in internal control and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing the documentation necessary to perform the evaluation needed to comply with Section 404. As a result, we may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective as a result of the material weaknesses described above, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements following the consummation of the Merger, we may not be able to remain quoted on the OTC Markets QB, or following our potential up listing, Nasdaq.

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our consolidated financial statements in future periods.

We have limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. In connection with the audit of Guerrilla RF’s financial statements for the years ended December 31, 2020 and 2019, we identified certain deficiencies relating to our internal control over financial reporting some of which constitute material weaknesses under standards established by the Public Company Accounting Oversight Board (the “PCAOB”). The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. We identified material weaknesses related to the fact that certain members of our finance team and personnel are able to operate across a number of different functions and have user access that gives rise to segregation of duties risks in connection with our information technology infrastructure. Access to systems has subsequently been restricted and access will be managed by independent personnel. The other material weakness relates to a lack of evidence to support review work, oversight procedures and certain accounting policies. Formal review processes and meetings are being introduced in addition to the creation of a specific role in the finance team to review documentation and prepare evidence of such review and accounting policy decisions.

These material weaknesses have a pervasive impact on various activity level and financial reporting cycles. We will need to take additional measures to fully remediate these issues. The measures we have taken, and expect to take, to improve our internal controls may not be sufficient to (1) address the issue identified, (2) ensure that our internal controls are effective, or (3) ensure that the identified material weaknesses or other material weaknesses will not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in SEC rules and forms will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

The shares of common stock issued in the Merger and the Offering are “restricted securities” and, as such, may not be sold except in limited circumstances.

None of the shares of common stock have been registered under the Securities Act or registered or qualified under any state securities laws. The shares of common stock issued in the Merger and Offering were sold and/or issued pursuant to exemptions contained in and under those laws. Accordingly, such shares of common stock are “restricted securities” as defined in Rule 144 under the Securities Act and must, therefore, be held indefinitely unless registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws. The certificates representing the shares of common stock issued in the Merger reflect their restricted status.

We have agreed to register the shares of common stock issued in the Merger and the Offering. However, there can be no assurance that the SEC will declare the registration statement effective, thereby enabling the shares of common stock issued in the Merger or the Offering to be freely tradable. In addition, Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months, will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information has been satisfied by the filing of this Report. Because, as a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, the restrictive legends on certificates for the shares of common stock issued in the Merger and the Offering cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act.

If we are unable to register in a timely manner the shares of common stock issued to stockholders in the Merger or the Offering, then the ability to resell shares of our common stock so issued will be delayed.

We have agreed, at our expense, to prepare and file with the SEC a registration statement registering the resale of an aggregate of approximately 31 million shares of our common stock issued in connection with the Merger and the Offering. There are many reasons, including some over which we have little or no control, which could keep the registration statement from being declared effective by the SEC, including delays resulting from the SEC review process and comments raised by the SEC during that process. The shares of common stock covered by such registration statement will not be eligible for resale until the registration statement is effective or an exemption from registration, such as Rule 144, becomes available. If the registration statement is not filed within 60 days of the closing of the Offering, then we may be subject to certain liquidated damages pursuant to the Registration Rights Agreement we entered into with the holders of the Registrable Securities. See “The Merger and Related Transactions—Registration Rights Agreement” for more information.

There is currently no market for our common stock, and there can be no assurance that any market will ever develop. Therefore, you may be unable to resell shares of our common stock at times, and prices that you believe are appropriate.

Our common stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock. Moreover, our common stock may never be included for trading on any stock exchange, automated quotation system, or over-the-counter market. Accordingly, our common stock is highly illiquid, and you will likely experience difficulty reselling such shares at times and prices that you may desire.

Our common stock may not be eligible for listing or quotation on any securities exchange.

We do not currently meet the initial quantitative listing standards of any national securities exchange or over-the-counter trading system. As a result, we cannot assure you that we will be able to meet the initial listing standards of any national securities exchange or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet specific requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. We intend to contact an authorized market maker for an over-the-counter quotation system to sponsor our common stock. Still, we cannot guarantee that such sponsorship will be approved and our common stock listed and quoted for sale. Even if our common stock is quoted for sale on an over-the-counter quotation system, buyers may be insufficient in numbers to allow for a robust market, and it may prove impossible to sell your shares. In addition, an investor may find it challenging to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria outlined in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, further affecting its liquidity, making it more difficult for us to raise additional capital.

The designation of our common stock as “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers, and the market may be very limited. As a result, penny stock in start-up companies is among the riskiest equity investments. Broker-dealers who sell penny stock must provide purchasers with a standardized risk disclosure document prepared by the SEC. The document provides information about the penny stock and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. As a result, many brokers choose not to participate in penny stock transactions. If our common stock is deemed a “penny stock” because of penny stock rules, there may be less trading activity in any market that develops for our common stock in the future, and stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Before recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements apply to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company through an underwritten initial public offering because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

Because the Merger was a reverse merger, the registration statement we file for the shares of common stock received by investors in the Merger might be subject to heightened scrutiny by the SEC, and we may not be able to attract the attention of major brokerage firms.

Additional risks may exist due to our becoming a public reporting company through a “reverse merger.” For example, certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to resell their shares of common stock pursuant to Rule 144, and the SEC may subject the registration statement we file for the shares of common stock received by investors in the Merger and the Offering to heightened scrutiny. In addition, securities analysts of major brokerage firms may not provide coverage of our capital stock or business. Because we became a public reporting operating company through a reverse merger, brokerage firms have no incentive to recommend purchasing our common stock. As a result, we cannot assure you that brokerage firms will want to provide analyst coverage of our capital stock or business in the future.

We are an emerging growth company and a smaller reporting company. Therefore, any decision on our part to comply only with specific reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and,

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of the initial public offering of Laffin Acquisition Corp. However, our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.07 billion in annual revenues;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or,

●	the last day of the fiscal year ending after the fifth anniversary of the completion of this Offering.

We cannot predict if investors will find our common stock less attractive if we rely on any of the exemptions afforded emerging growth companies. However, if some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock, and our common stock’s market price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. As a result, we may take advantage of the scaled disclosures available to smaller reporting companies. We will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates are less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates are less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. To the extent permitted by law, we are generally obliged to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in substantial legal expenses, settlement costs, or damage awards that could have a material impact on our financial position, results of operations, and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and prevent stockholders’ attempts to replace or remove our current management.

Our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect upon completion of this offering contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;

●	permit only the board of directors to establish the number of directors and fill vacancies on the board;

●	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

●	require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and restated bylaws;

●	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting; and,

●	establish advance notice requirements for nominations for election to our board or propose matters that stockholders can act upon at annual stockholder meetings.

In addition, our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation, or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our amended and restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Thus, our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock.

We do not intend to pay dividends for the foreseeable future, and, as a result, your ability to achieve a return on your investment will depend on appreciation of the price of our common stock.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume following our quotation on the OTC Markets QB tier, if any, or following our potential up listing on Nasdaq, if any, will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our Financial Statements and the related Notes and other financial information included in this Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this Report. You should review the disclosure under the heading “Risk Factors” in this Report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

On October 22, 2021, Laffin Acquisition Corp., Acquisition Sub and Guerrilla RF entered into a Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Guerrilla RF, with Guerrilla RF continuing as the surviving corporation and our wholly-owned subsidiary. As a result of the Merger, we acquired the business of Guerrilla RF and will continue the existing business operations of Guerrilla RF as a public reporting company under the name Guerrilla RF, Inc.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes, and Guerrilla RF is considered the acquirer for accounting purposes. As a result of the Merger and the change in our business and operations, a discussion of the past financial results of Laffin Acquisition Corp. is not pertinent, and under applicable accounting principles, the historical financial results of Guerrilla RF, the accounting acquirer, prior to the Merger are considered our historical financial results.

Our discussion and analysis is organized as follows:

●	Executive Summary – Summary analysis of financial and other highlights to provide context for the discussion and analysis.

●	Results of Operations - An analysis of our financial results.

●	Financial Condition, Liquidity, and Capital Resources - An analysis of changes in our balance sheets and cash flows and a discussion of our financial condition and potential sources of liquidity.

●	Critical Accounting Policies - Accounting policies that management believes are the most important to understanding the assumptions and judgments incorporated in our financial results and forecasts.

Guerrilla RF

Guerrilla RF is a fabless semiconductor company based in Greensboro, N.C. Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets. Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity. It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company. It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies. Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.

Recent Developments

Merger Agreement

On October 22, 2021, Laffin Acquisition Corp., Acquisition Sub and Guerrilla RF entered into a Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Guerrilla RF, with Guerrilla RF continuing as the surviving corporation and our wholly-owned subsidiary.

As a result of the Merger, we acquired the business of Guerrilla RF, a fabless semiconductor company based in Greensboro, N.C. See “Description of Business.” At the Effective Time, each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 2.95 shares of our common stock (the “Common Share Conversion Ratio”). Immediately prior to the Effective Time, an aggregate of 2,025,000 shares of our common stock owned by the stockholders of Laffin Acquisition Corp. prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”).

In addition, pursuant to the Merger Agreement, options to purchase 1,065,067 shares of Guerrilla RF’s common stock issued and outstanding immediately prior to the closing of the Merger under the Guerrilla RF Plan were assumed and converted into options to purchase 3,146,366 shares of our common stock.

Private Placement Offering

Following the Effective Time of the Merger, we sold 3,583,050 shares of our common stock pursuant to a private placement offering at the Offering Price.

COVID-19 Crisis Update

In light of the uncertain and continuously evolving situation relating to the spread of the COVID-19 crisis and in compliance with government orders, we have taken measures intended to help minimize the risk of transmitting the virus to our employees, our customers, and the communities in which we participate, which could negatively impact our business. Although we continue to monitor the situation and may adjust our current policies as more information and guidance become available, COVID-19 could negatively impact our marketing efforts, our ability to serve our current and potential customers, our business expansion efforts, our ability to recruit employees across the organization and in sales and marketing, in particular, which could have longer-term effects on our sales pipeline or create operational or other challenges, any of which could harm our business. The extent to which the COVID-19 crisis and our precautionary measures may impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time.

Outlook And Challenges Facing Our Business

Wireless Industry

Rising consumer and governmental demand for always-on wireless broadband connectivity are creating an unprecedented demand for high-performance RF semiconductors for many industries and sectors. In addition, mobile devices such as smartphones, tablets, and wearables are quickly becoming the primary means of accessing the Internet, driving the Internet of Things (IoT). The rapid growth in mobile data traffic is testing the limits of existing wireless bandwidth. Carriers and regulators have responded by opening new spectrums of radio frequencies, which has resulted in a substantial increase in frequency bands in new mobile devices and additional demand for RF applications. We anticipate that the introduction of 5G mobile technologies and their associated frequencies over the next several years will create even greater demand for our high-performance RF products.

Automotive Industry

We focus on five key applications within the automotive space, all tied to vehicle telematics and infotainment: GPS/GNSS, SDARS, Cellular Compensators, V2X, and FM/DAB.

There has been significant negative press surrounding recent semiconductor shortages, which have affected the automotive industry. GRF has, thus far, avoided these shortages due to aggressive forecasting management and significantly shorter fab process cycles. Our pHEMT and HBT GaAs offerings continue to enjoy faster cycle times than competing devices that utilize silicon-based processes. Nevertheless, GRF’s overall demand has been slowed this year due to non-GRF shortages that have reduced overall vehicle production. We anticipate that the recent demand irregularities will normalize in the near term; however, any additional COVID-related shutdowns may result in further delays.

In terms of the competitive outlook, each wireless application is subject to a constant push by automobile manufacturers to differentiate on performance, solution size, and cost. However, given our competitive advantages, we look at each of these challenges as opportunities.

We anticipate that the most mature telematics application (GPS/GNSS) will continue to see increased competitive pressure from modular alternatives. On the SDARS front, we anticipate that GRF’s market position could come under pressure as new competitors enter the market or as automotive suppliers seek waivers to relax Sirius XM’s stringent radio requirements (which would open the market up to cheaper alternatives). Finally, although the demand for Cellular Compensators within the luxury vehicle segment continues to grow year on year, there is a risk that this featured accessory may not gain widespread adoption within the mid- and lower-tier vehicle segments, which will adversely affect our business.

GRF continues to see accelerated interest in cable loss compensation for both C-V2X and DSRC radios. Risks include the speed of market adoption coupled with a potentially diminished need for many vehicle antennas. However, we view both risk factors as minimal due to the rapidly growing popularity of V2X telematics coupled with the challenging propagation environment associated with vehicle antenna placement. New competitive entrants from the WiFi market could also add pressure from size and cost reductions.

5G

The insatiable demand for bandwidth bodes well for the entire cellular infrastructure market. The recent fanfare surrounding the speed and latency improvement that come with 5G is a testament to the pull of this consumer demand. That said, there is the risk that 5G buildouts may take longer than anticipated – or operators may take a more conservative approach to deploy hardware that supports the very highest levels of throughput and capacity. For sub-6GHz systems, demand for the high-end 64T64R systems (which utilize the highest count of radio paths and RFIC content) may shift to favor 32T32R, 16T16R, or even 8T8R alternatives.

Cellular Repeaters/Boosters/DAS

Overall demand is growing, albeit at a more modest pace than Automotive and 5G. We expect demand on the consumer front to grow as more individual’s transition to hybrid schedules that include working from home. Repeater/booster purchases are, of course, governed by a consumer’s willingness to upgrade their home coverage while using personal/discretionary income. Similarly, DAS deployments are subject to discretionary spending within corporate budgets.

Catalog Business

Our catalog business is driven by a base of well over 300 unique customers. This diversity helps to mitigate the market-specific risks outlined above. That said, the macro demand from this segment is still subject to seasonal fluctuations. In addition, the customer base’s breadth and sheer size also limit our visibility into this market’s demand, so our forecasting is limited.

Future Prospects

We anticipate that we will continue to experience operating losses in 2021 and 2022 as we seek to implement our long-term strategic plan, using the net proceeds from the Offering to accelerate new product development through increased R&D spending, expand our sales and marketing efforts and increase our overall headcount in order to achieve efficiencies through scaled growth. Our goal is to double our revenues annually over the coming years.  With such an increase, we anticipate proportional increases in product cost, overhead and operating expenses. We aim to initially achieve profitability in 2023, with increased profitability thereafter; however, doing so is dependent upon numerous factors, including the development of revenues, general business and economic conditions, and other risks and uncertainties, including those listed under the caption “Risk Factors.”

Executive Summary

Guerrilla RF has one reportable business segment representing the entity as a whole. Our business segment represents groups of similar products combined based on similar design and development requirements, product characteristics, manufacturing processes and distribution channels, and how management allocates resources and measures results. The following table summarizes the results of our operations for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2020	2019	2021	2020
	(audited)		(unaudited)
Revenues	$8,089	$7,026	$5,578	$3,876
Cost of revenues	2,911	2,394	2,193	1,191
Gross profit	5,178	4,632	3,385	2,685
Operating expenses:
General and administrative	1,000	931	683	522
Sales and marketing	2,129	1,629	1,226	1,055
Research and development	3,591	1,829	2,124	1,714
Total operating expenses	6,720	4,389	4,033	3,291
Income (Loss) from operations	(1,542)	243	(648)	(606)
Other income (expense):
Interest expense	(470)	(465)	(310)	(203)
PPP forgiveness	-	-	536	0
Loss before income taxes	(2,012)	(222)	(422)	(809)
Income tax expense (benefit)	-	-	-	-
Net Loss	$(2,012)	$(222)	$(422)	$(809)

Revenue for the year ended December 31, 2020, was $8.1 million, up 15.1% from the year ended December 31, 2019, against a very challenging economic environment caused by the COVID-19 pandemic. Revenue for the six months ended June 30, 2021, was $5.6 million, up 43.9% from the six months ended June 30, 2020.

As a percentage of our aggregate revenues, Wireless Infrastructure revenue represented 18.9% and 30.6% for the six months ended June 30, 2021, and the year ended December 31, 2020, respectively. Automotive revenue represented 35.4% and 36.6% for the six months ended June 30, 2021, and the year ended December 31, 2020, respectively. Finally, Catalog revenue represented 45.7% and 32.8% for the six months ended June 30, 2021, and the year ended December 31, 2020, respectively. The revenue achieved in each of our customer groups for the most recent six-month and yearly periods represents record revenue compared to prior periods since our inception.

Our gross profit percentage for 2020 declined to 64.0% from 65.9% in 2019, primarily due to changes in the amount of product sales versus royalty revenues as a percentage of all revenue. Our gross profit percentage for the six months ended June 30, 2021, declined to 60.7% from 69.3% for the six months ended June 30, 2020, primarily due to the mix of royalty revenues versus product revenues.

Our 2020 net cash flows used in operating activities was $2.0 million, driven by our continued investments in product development. Our cash position at the end of 2020 was $427 thousand. Our net cash flows used in operating activities through the six months ended June 30, 2021, was $849 thousand, mainly attributable to a SBA PPP loan forgiveness and our continued investments in product development. Our cash position at June 30, 2021, was $443 thousand.

We continue to face unprecedented challenges posed by the COVID-19 pandemic. Even though we have managed to grow our business during the pandemic, we cannot reasonably estimate the duration and severity of this global pandemic or its ultimate impact on our business. During fiscal 2020 and the six months ended June 30, 2021, we did not encounter material disruptions to our global supply chain or operations. However, the duration, severity, and future impact of the COVID-19 pandemic remains uncertain and may result in significant disruptions to our operations, including our supply chain, and may negatively impact our financial condition. Therefore, we will continue to monitor the implications of the COVID-19 pandemic on our business.

We saw significant growth in our product revenues, which more than offset the decrease in royalty revenues in 2020 and the six months ended June 30, 2021, consistent with our long-term strategic plan. We anticipated a decline in royalty revenues from 2019, and we expect the decline to continue through the remainder of 2021. Our royalty agreement is perpetual and with one customer.

In September 2020, we released the first of what we anticipate being a series of new PA products.  Since being released, these new PA products have accounted for increased revenues and enhanced contribution margin, i.e., the amount by which a product’s selling price exceeds its total variable costs per unit of product sold (contribution margin = sales revenue − variable costs). We expect to continue releasing new PA products through 2021 and beyond.  As we release more PA devices and gain traction with those already released, we expect revenue growth to accelerate.  In addition, we are working towards prototyping our first silicon products, which, if successful, we expect to increase our range of product offerings significantly.

Key metrics

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Year Ended December 31, 2020	Six Months Ended June 30, 2021
Key Metrics
Number of products released	12	11
Number of total products	87	98
Number of products with lifetime revenue exceeding $100 thousand	24	9

Number of products released: The total quantity of distinct new products released into production (products that have completed design, quality, and supply chain readiness) for the period.

Number of total products: The cumulative number of production-released products since our inception through the end of the period.

Number of products with lifetime revenue exceeding $100 thousand: The number of products that have achieved the threshold of cumulative sales of $100,000 during the period, i.e., a product achieved cumulative lifetime sales exceeding $100 thousand since we released the product at any prior point in time.

Industry Dynamics and Trends

Many factors affect our business and industry including, among others, the COVID-19 pandemic. The pandemic has affected both supply and demand in the semiconductor industry. On the supply side, semiconductor and packaging suppliers have faced government-mandated shutdowns and labor shortages. On the demand side, remote workers have increased various electronics purchases. This combination of supply disruption and demand distortion has caused shortages and capacity allocations across the industry. In turn, these shortages have significantly driven up prices throughout the value chain, which we anticipate will ultimately be passed on to end consumers.

Fiscal 2020 Financial Highlights

●	Revenue increased 15.1% in fiscal 2020 to $8.1 million, compared to $7.0 million in fiscal 2019, driven primarily by higher demand from our Wireless Infrastructure and Automotive customers, partially offset by lower royalty income.

●	Gross profit, i.e., the profit we make after deducting the costs associated with manufacturing our products from our sales revenue, for fiscal 2020 was $5.2 million, compared to $4.6 million in fiscal 2019, primarily due to increased volume.

●	Operating loss was $1.5 million in fiscal 2020, compared to operating income of $243 thousand in fiscal 2019. This change was primarily due to higher operating expenses driven by increased employee headcount and investment in research and development.

●	Net loss per share was $(0.89) for fiscal 2020, compared to net loss per share of $(0.09) for fiscal 2019.

●	Net cash used in operating activities was $2.0 million for fiscal 2020, compared to $974 thousand for fiscal 2019. This year-over-year increase was primarily due to increased investment in new product development.

●	Capital expenditures were $640 thousand in fiscal 2020, compared to $309 thousand in fiscal 2019. Our capital expenditures in fiscal 2020 were primarily attributable to investments in laboratory research and development equipment.

The table below summarizes our results of operations for fiscal years 2020 and 2019, along with a year-over-year comparison.

	Year Ended December 31, 2020		Year Ended December 31, 2019		Increase / Decrease
($ in millions, except percentages)	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% Change
Revenue	8.089	100.0%	7.026	100.0%	1.063	15.1%
Direct product cost	2.911	36.0%	2.394	34.1%	0.517	21.6%
Gross profit	5.178	64.0%	4.632	65.9%	0.546	11.8%
Research and development	3.591	44.4%	1.829	26.0%	1.762	96.3%
Sales, marketing, and administration	3.125	38.6%	2.556	36.4%	0.569	22.3%
Operating income (loss)	(1.538)		0.247		(1.785)

Six months ended June 30, 2021, Financial Highlights

●	Revenue increased 43.9% in the six months ended June 30, 2021, to $5.6 million, compared to $3.9 million for the six months ended June 30, 2020, driven primarily by higher demand from our Wireless Infrastructure and Automotive customers partially offset by lower royalty income.

●	Gross profit for the six months ended June 30, 2021, was $3.4 million, compared to $2.7 million for the six months ended June 30, 2020, primarily due to increased volume.

●	Operating loss was $647 thousand for the six months ended June 30, 2021, compared to an operating loss of $606 thousand for the six months ended June 30, 2020. This change was primarily due to higher operating expenses driven by increased employee headcount and investment in research and development.

●	Net loss per share was $(0.18) for the six months ended June 30, 2021, compared to net loss per share of $(0.36) for the six months ended June 30, 2020.

●	Cash used in operating activities was $849 thousand for the six months ended June 30, 2021, compared to $678 thousand for the six months ended June 30, 2020. This year-over-year increase was primarily due to PPP loan forgiveness and continued investment in new product development.

●	Capital expenditures were $234 thousand for the six months ended June 30, 2021, compared to $216 thousand for the six months ended June 30, 2020. Our capital expenditures for the six months ended June 30, 2021, were primarily attributable to laboratory research and development equipment investments.

	Six Months Ended June 30, 2021		Six Months Ended June 30, 2020		Increase / Decrease
($ in millions, except percentages)	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% Change
Revenue	5.578	100.0%	3.876	100.0%	1.702	43.9%
Direct product cost	2.193	39.3%	1.191	30.7%	1.002	84.1%
Gross profit	3.386	60.7%	2.685	69.3%	0.701	26.1%
Research and development	2.124	38.1%	1.714	44.2%	0.410	23.9%
Sales, marketing, and administration	1.909	34.2%	1.576	40.7%	0.333	21.1%
Operating (loss)	(0.647)		(0.606)		(0.041)

Revenue

Revenue for the six months ended June 30, 2021, and the year ended December 31, 2020, increased compared to the respective prior year periods, primarily due to higher demand from our Wireless Infrastructure and Automotive customers.

We generate revenue from customers located within and outside the U.S. While we have several large customers, we define major customers as those responsible for more than 10% of Guerrilla RF’s annual product shipment revenue. Using this definition, Guerrilla RF had one major customer during the six months ended June 30, 2021, and the years ended December 31, 2020, and 2019. Revenue from our one major customer accounted for 79.1%, 81.8%, and 63.0% of product shipment revenue for the six months ended June 30, 2021, the year ended December 31, 2020, and the year ended December 31, 2019, respectively.

International shipments amounted to $3.1 million (approximately 55.3% of revenue), $3.5 million (approximately 42.6% of revenue), and $3.0 million (approximately 63.4% of revenue) for the six months ended June 30, 2021, and the years ended December 31, 2020, and 2019, respectively.

We derive our revenue from sales of high-performance RF semiconductor products. We design, integrate, and package differentiated, semiconductor-based products that we sell to customers through our direct sales organization, our network of independent sales representatives, and our distributors. We believe the primary drivers of our future revenue growth will include:

●	continued growth in the demand for high-performance RF semiconductor products in our primary markets;

●	introducing new products using advanced technologies, added features, higher levels of integration and improved performance;

●	increasing content of our semiconductor solutions in customers’ systems through cross-selling our product lines;

●	leveraging our core strength and leadership position in standard, Catalog products that service all our end applications; and,

●	engaging early with our lead customers to develop products to satisfy their requirements.

Our core strategy is to develop and innovate high-performance products that address our customers’ most complex technical challenges in our primary markets.

We expect our future revenue to be driven by growth in the Wireless Infrastructure market, growth in the telematics segment of the Automotive market, continued upgrades and expansion of communications equipment, and increased adoption of our high-performance RF components.

Gross Profit

Our gross profit has increased through June 30, 2021, primarily due to increased products sales volume, offset slightly by volume-based price discounts.

Operating Expenses

For the six months ended June 30, 2021, and the year ended December 31, 2020, research and development (“R&D”) spending increased compared to the prior year periods primarily due to engineering headcount additions and increased product development spend, partially offset by lower travel expenses. R&D costs mainly consist of engineer salaries and wages (including other variable compensation), engineering-related costs (including laboratory equipment, prototype fabrication, and license-related costs), and other pre-production-related expenses.

For the six months ended June 30, 2021, and the year ended December 31, 2020, sales, marketing, and administration expenses increased compared to the prior year periods primarily due to increased employee headcount, partially offset by lower travel expenses. Sales, marketing, and administration expenses mainly consist of personnel salaries and wages, operating facilities, operating supplies, and sales and marketing costs.

Interest and Income Taxes

The following table reflects our interest expenses for the fiscal years ended December 31, 2020, and 2019, and the six months ended June 30, 2021, and June 30, 2020.

	Year Ended December 31
	2020	2019
Interest expense	$469,684	$465,332

	Six Months Ended June 30
	2021	2020
Interest expense	$309,653	$203,258

Interest expense

We recognized $469 thousand and $465 thousand of interest expense in fiscal 2020 and 2019, respectively. We recognized $310 thousand of interest expense for the six months ended June 30, 2021, and $203 thousand of interest expense for the same period in 2020.

Warrant expense

In the six months ended June 30, 2021, we recorded warrant expense of $13 thousand compared to warrant expense of $13 thousand for the six months ended June 30, 2020. In fiscal year 2020, we recorded warrant expense of $25 thousand compared to warrant expense of $128 thousand in fiscal year 2019. Warrant expense is recorded within our above-noted interest expense. See Note 5 and Note 6 to our audited year ended December 31, 2020 Financial Statements, and unaudited Six Months ended June 30, 2021 Financial Statements, respectively, for additional information regarding the warrants.

Income tax expense

We had no income tax expense for the six months ended June 30, 2021, and fiscal year 2020, as we have a full valuation allowance on our deferred tax assets.

We account for income taxes under the asset and liability method. We recognize deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. We base the measurement of deferred tax assets and liabilities upon the enacted tax rates expected to apply to taxable income in the years we expect those temporary differences to be recovered or settled.

Deferred tax assets, including assets arising from loss carryforwards, are recognized, net of a valuation allowance, if based upon the available evidence, it is more likely than not that we will realize the asset. We established a valuation allowance against deferred tax assets in the taxing jurisdictions where, based upon the positive and negative evidence available, it is more likely than not that we will not realize the related deferred tax assets. Realization is dependent upon generating future income in the taxing jurisdictions where operating loss carryovers, credit carryovers, depreciable tax basis, and other deferred tax assets exist. Management reevaluates the ability to realize the benefit of these deferred tax assets quarterly. As of June 30, 2021, and December 31, 2020, and 2019, the valuation allowance against domestic deferred tax assets was $3.0 million, $3.0 million, and $2.4 million, respectively.

The income tax benefit from an uncertain tax position is recognized if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authorities. The income tax benefit recognized is measured based on the largest benefit that is more than 50% likely to be realized upon resolution of the uncertainty. Unrecognized tax benefits are presented as a reduction to the deferred tax asset for related net operating loss carryforwards, unless these would not be available, in which case the uncertain tax benefits are presented together with the related interest and penalties as a liability, under accrued liabilities and other non-current liabilities based on the timing of the expected payment. Penalties are recorded as an income tax expense, whereas interest is reported as a financial expense in the statements of operations.

See Note 9 and Note 2 to our audited year ended December 31, 2020 Financial Statements, and unaudited Six Months ended June 30, 2021 Financial Statements, respectively, for additional information regarding income taxes.

Share-Based Compensation

Under Financial Accounting Standards Board ASU 2018-7, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award using an option pricing model for stock options (Black-Scholes model) and is recognized as expense over the employee’s requisite service period.

As of June 30, 2021, and December 31, 2020, the total remaining unearned compensation cost related to unvested, unrestricted incentive stock options was $101 thousand and $24 thousand, respectively, which will be amortized over the weighted-average remaining service period of approximately three years.

FINANCIAL CONDITION, LIQUIDITY, AND CAPITAL RESOURCES

Net cash generated by financing activities is our primary source of liquidity. As of June 30, 2021, we had working capital of approximately $1.2 million, which included $443 thousand in cash and cash equivalents.

At this time, we cannot estimate the long-term impact of the COVID-19 pandemic on our business, financial condition, results of operations, or cash flow. We believe we have sufficient liquidity available from operating cash flows, cash on hand, and the availability of funds from investors. However, as the situation evolves, we will assess our liquidity needs, evaluate available alternatives and take appropriate actions.

Guerrilla RF has been in continuous operation since 2013 and has remained liquid since the inception of our operations. Guerrilla RF has experienced and will likely encounter tight cash management requirements in the future as it funds significant product development efforts and acquires talent necessary to support continuing growth.

Cash Flows

The following table reflects the significant categories of cash flows for the fiscal years ended December 31, 2020, and 2019.

	Year Ended December 31,
($ in thousands, unless otherwise stated)	2020	2019
Cash flows (used) in operating activities	(1,952)	(974)
Cash flows (used) in investing activities	(311)	(309)
Cash flows provided by financing activities	1,786	1,711

The following table reflects the significant categories of cash flows for the six months ended June 30, 2021, and 2020.

	Six Months Ended June 30,
($ in thousands, unless otherwise stated)	2021	2020
Cash flows (used) in operating activities	(849)	(678)
Cash flows (used) in investing activities	(115)	(234)
Cash flows provided by financing activities	979	696

Cash Flows from Operating Activities

Operating activities in fiscal 2020 used cash of $2.0 million, compared to $974 thousand in fiscal 2019, primarily due to changes in working capital related to inventory, accounts receivable, and accounts payable. Operating activities in the six months ended June 30, 2021, used cash of $849 thousand, compared to $678 thousand in the six months ended June 30, 2020, primarily due to PPP loan forgiveness and changes in working capital driven by accounts receivable.

Cash Flows from Investing Activities

Net cash used in investing activities in fiscal 2020 was $311 thousand, compared to $309 thousand in fiscal 2019, due to purchases of property, plant, and equipment. Investing activities in the six months ended June 30, 2021, used cash of $115 thousand, compared to $234 thousand in the six months ended June 30, 2020, also due to property, plant, and equipment purchases.

Cash Flows from Financing Activities

Net cash provided by financing activities in fiscal 2020 was $1.8 million, compared to net cash provided by financing activities of $1.7 million in fiscal 2019. This increase in cash flows was due primarily to increases in our factoring arrangement and debt financing activity in 2020. Net cash provided by financing activities for the six months ended June 30, 2021, was $979 thousand, compared to net cash provided by financing activities of $696 thousand for the six months ended June 30, 2020. This increase in cash flows was due primarily to government-sponsored debt financing activity in the six months ended June 30, 2021, compared to the six months ended June 30, 2020. See Note 5 and Note 6 to our audited year ended December 31, 2020 Financial Statements, and unaudited Six Months ended June 30, 2021 Financial Statements, respectively, for more information.

Our future capital requirements may differ materially from those currently anticipated and will depend on many factors, including market acceptance of and demand for our products, acquisition opportunities, technological advances, and our relationships with suppliers and customers. Based on current and projected cash flow levels from operations, coupled with our existing cash and cash equivalents and our investor financing, we believe that we have sufficient liquidity to meet our short-term and long-term cash requirements. However, if there is a significant decrease in demand for our products or revenue grows slower than anticipated, operating cash flows may be insufficient to meet our needs. If existing resources and cash from operations are inadequate to meet our future requirements or if we perceive conditions to be favorable, we may seek additional debt or equity financing. Additional equity or debt financing could be dilutive to holders of our common stock. Further, we cannot be sure that additional equity or debt financing, if required, will be available on favorable terms, if at all.

Debt Position

Short-term Debt

As of December 31, 2020, and 2019, there was $1,297,611 and $0, respectively, of short-term debt outstanding in addition to the current portion of our long-term debt discussed below under the heading “Long-term Debt.” As of June 30, 2021, and 2020, there was $1 million and $0, respectively, of short-term debt outstanding in addition to the current portion of our long-term debt discussed below under the heading “Long-term Debt.”

Guerrilla RF has an accounts receivable factoring arrangement with a financial institution (the “Factor”). Under the terms of the agreement, Guerrilla RF, from time to time, sells to the Factor certain of its accounts receivable balances on a recourse basis for credit approved accounts. The Factor remits 85% of the domestic accounts receivable balance to Guerrilla RF (the “Advance Amount”), with the remaining balance (“Factored Balance Due”), less fees to be forwarded to Guerrilla RF once the Factor collects the entire accounts receivable balance from the customer. The base factoring fee is 0.98% (prior to December 4, 2020, it was 1.5%) of the face value of the factored invoice, with an additional fee of 0.0327% (prior to December 4, 2020, it was 0.05%) per day in the event that the invoice remains outstanding and unpaid after 30 days. In the event that the factored invoice is not paid within 90 days, then Guerrilla RF is required to repurchase the invoice. The minimum invoice fee for any factored invoices is $1.50. We include the cost of factoring in interest expense.

As stated above, the accounts receivable Guerrilla RF factors are done so on a recourse basis. Therefore, if the Factor cannot collect the accounts receivable factored, Guerrilla RF must refund the Advance Amount remitted to it for the uncollected accounts receivable. Accordingly, Guerrilla RF records the liability of having to refund the Advance Amount as short-term debt

The following table summarizes the amounts due to and from the Factor and the factoring fees paid, as of the dates and for the stated periods.

	Original Invoice Value	Factored Amount	Factored Balance Due
Six Months ended June 30, 2021
Factored accounts receivable	$1,198,918	$1,019,080	$179,838

Year ended December 31, 2020
Factored accounts receivable	$1,000,000	$850,000	$150,000

Year ended December 31, 2019
Factored accounts receivable	$-	$-	$-

The cost of factoring was as follows:

	Six Months Ended June 30, 2021	December 31, 2020	December 31, 2019
Factoring Fees	$51,611	$9,800	$-

Please see Note 5 and Note 6 to our audited year ended December 31, 2020 Financial Statements, and unaudited Six Months ended June 30, 2021 Financial Statements, respectively, for more information.

Long-term Debt

The following tables reflect our outstanding long-term debt as of December 31, 2020, and 2019, and June 30, 2021, and 2020.

	December 31, 2020	December 31, 2019
Notes payable with associated warrants
Notes payable with quarterly interest-only payment at 8%, maturing in May 2022, unsecured.	$979,306	$971,028
Notes payable with quarterly interest-only payment at 8%, maturing in December 2022, unsecured.	991,722	983,445
Notes payable with quarterly interest-only payment at 12%, maturing in December 2023, unsecured.	483,445	975,167
Total notes payable with associated warrants	2,454,473	2,929,640
Notes payable with quarterly interest-only payment at 12%, maturing in March 2022, unsecured.	1,750,000	1,750,000
Notes payable with quarterly interest-only payment at 12%, maturing in September 2023, unsecured.	250,000	-
PPP loan with monthly payments beginning in May 2020 at 1% interest, maturing in May 2022, unsecured.	535,800	-
Note payable with monthly payments beginning in June 2021 at 3.75% interest, maturing in June 2050, secured by all tangible and intangible property.	149,900	-
Total notes payable	5,140,173	4,679,640
Less current portion	(447,611)	-
	$4,692,562	$4,679,640

	June 30, 2021	June 30, 2020
Notes payable with associated warrants
Notes payable with quarterly interest-only payment at 8%, maturing in May 2022, unsecured.	983,445	$975,167
Notes payable with quarterly interest-only payment at 8%, maturing in December 2022, unsecured.	995,861	987,583
Notes payable with quarterly interest-only payment at 12%, maturing in December 2023, unsecured.	487,583	479,306
Total notes payable with associated warrants	2,466,889	2,442,056
Notes payable with quarterly interest-only payment at 12%, maturing in March 2022, unsecured.	1,750,000	1,750,000
Notes payable with quarterly interest-only payment at 12%, maturing in September 2023, unsecured.	250,000	-
PPP loan with monthly payments beginning in May 2020 at 1% interest, maturing in May 2022, unsecured.	-	535,800
PPP loan with monthly payments beginning in March 2021 at 1% interest, maturing in February 2026, unsecured.	833,300	-
Note payable with monthly payments beginning in June 2021 at 3.75% interest, maturing in June 2050, secured by all tangible and intangible property.	149,900	149,900
Total notes payable	5,450,089	4,877,756
Less current portion	(221,635)	(311,510)
	$5,228,454	$4,566,246

Please see Note 5 and Note 6 to our audited year ended December 31, 2020 Financial Statements, and unaudited Six Months ended June 30, 2021 Financial Statements, respectively, for more information.

Balance Sheet and Working Capital

December 31, 2020, Compared to December 31, 2019

As of December 31, 2020, Guerrilla RF had current assets of $2.3 million, including cash on hand of $427 thousand. As of December 31, 2019, current assets were $2.9 million, including cash on hand of $904 thousand.

Net Property, Plant, and Equipment was $790 thousand as of December 31, 2020, compared to $417 thousand as of the year ended December 31, 2019. The approximate $313 thousand year-over-year increase is primarily due to equipment purchases for our Greensboro, North Carolina facility.

As of December 31, 2020, and December 31, 2019, total assets were $4.0 million and $3.3 million, respectively.

As of December 31, 2020, current liabilities were $2.1 million and increased year-over-year by $1.9 million from $285 thousand at December 31, 2019, due to increases in accounts payable, fixed asset leases, debt, and employee compensation accruals.

Long-term liabilities totaled $5.0 million as of December 31, 2020, compared to $4.7 million as of December 31, 2019. The increase of $276 thousand was primarily due to the addition of a SBA PPP loan of $536 thousand and a lease liability of $258 thousand.

Stockholders’ deficit was $3.1 million as of December 31, 2020, compared to $1.6 million as of December 31, 2019. Additional paid-in-capital (“APIC”) was $9.1 million as of December 31, 2020, increasing by $525 thousand from $8.6 million as of December 31, 2019. The year-over-year increase was primarily due to proceeds from the exercise of warrants and options of $0.7 million and preferred stock issued in payment of a convertible note of $1.0 million. As a result, the $1.5 million increase in stockholders’ deficit consisted of the $525 thousand increase in APIC reduced by the $2.1 million net loss recorded for the year ended December 31, 2020.

June 30, 2021, Compared to June 30, 2020

As of June 30, 2021, Guerrilla RF had current assets of $3.2 million, including cash on hand of $443 thousand. As of June 30, 2020, current assets were $3.0 million, including cash on hand of $688 thousand.

Net Property, Plant, and Equipment was $840 thousand as of June 30, 2021, compared to $524 thousand as of June 30, 2020. The $316 thousand year-over-year increase was due to purchasing laboratory and information technology equipment for the Greensboro, North Carolina facility, production mask sets, and capital leases.

As of June 30, 2021, and June 30, 2020, total assets were $4.0 million and $3.6 million, respectively.

As of June 30, 2021, current liabilities were $2.0 million and increased year-over-year by $1.1 million from $926 thousand at June 30, 2020, primarily due to increases in the current portion of notes payable, accounts payable, fixed asset leases, debt, and employee compensation accruals.

Long-term liabilities totaled $5.5 million as of June 30, 2021, compared to $4.6 million as of June 30, 2020. The increase of $930 thousand was primarily due to the addition of the government-sponsored debt financing and a lease liability.

Stockholders’ deficit was $3.5 million as of June 30, 2021, compared to $1.9 million as of June 30, 2020. The $1.6 million increase in stockholders’ deficit resulted from an increase in accumulated deficit resulting from net losses over the previous 12 months. APIC was $9 .1 million as of June 30, 2021, increasing by $55 thousand as of June 30, 2020. The year-over-year increase was primarily due to proceeds from the issuance of common stock, share-based compensation, and the conversion of notes payable.

See Note 11 to our unaudited June 30, 2021 Financial Statements for additional information about capital raise financing transactions subsequent to June 30, 2021.

Impact of Inflation

We do not believe that the effects of inflation had a significant impact on our revenue or operating income during fiscal years 2020 and 2019. However, there can be no assurance that our business will not be affected by inflation in the future.

Contractual Obligations

Set forth below is a summary of our significant contractual obligations (dollars in thousands) as of December 30, 2020, and June 30, 2021, related to our capital commitments, purchase obligations, leases, other obligations, and long-term liabilities, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments due by period as of December 30, 2020
(in thousands)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Purchase order obligations	$800	$800	$-	$-	$-
Short term debt obligations (excluding interest)	850	850	-	-	-
Long term debt obligations (excluding interest)	5,140	448	4,551	7	134
Operating lease obligations	461	129	265	-	-
Capital lease obligations	359	74	149	136	-
Total	$7,610	$2,301	$4,965	$143	$134

	Payments due by period as of June 30, 2021
(in thousands)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Purchase order obligations	$844	$844	$-	$-	$-
Short term debt obligations (excluding interest)	1,019	1,019	-	-	-
Long term debt obligations (excluding interest)	5,450	2,376	2,567	345	162
Operating lease obligations	398	65	265	68	-
Capital lease obligations Total	397	53	208	136	-
Total	$8,108	$4,357	$3,040	$549	$162

(1)	Purchase order obligations represent payments due related to the purchase of production materials, all of which are not recorded as liabilities on our Balance Sheet because we had not received the associated goods as of December 31, 2020, or June 30, 2021.
(2)	Short-term debt obligations represent the advance we received on factored recourse accounts receivable, which were on the Balance Sheet as of December 31, 2020, and June 30, 2021.
(3)	Long-term debt obligations represent future cash payments of principal over the life of our 2022 and 2023 Notes, not including anticipated interest payments, recorded as liabilities on our Balance Sheet as of December 31, 2020, and June 30, 2021. Our debt obligations are classified based on their stated maturity date, and any future redemptions would impact our cash payments. See Note 5 and Note 6 to our audited year ended December 31, 2020 Financial Statements, and unaudited Six Months ended June 30, 2021 Financial Statements, respectively, for additional information.
(4)	Operating lease commitments represent our North Carolina facility obligation, which is not on the Balance Sheet as of December 31, 2020, or June 30, 2021.
(5)	Capital lease commitments represent obligations to purchase equipment, which are recorded as liabilities on our Balance Sheet as of December 31, 2020, and June 30, 2021.

In addition to our contractual obligations noted above, in July 2021, the Guerrilla RF entered into an operating lease agreement for additional office facilities in Greensboro, North Carolina, which has an estimated expiration date in June 2031. The lease is a contingent liability that allows for termination with penalty if Guerrilla RF cannot successfully raise additional equity financing at a level satisfactory to the landlord. Guerrilla RF will not remit any lease payments until it occupies the building. See further information in Note 11 of our Financial Statements for the six months ended June 30, 2021.

Off-Balance Sheet Arrangements

As of June 30, 2021, and December 31, 2020, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Factoring Arrangement

See the information set forth above, below the heading “Short Term Debt,” for a discussion of the accounts receivable factoring arrangement Guerrilla RF has with a financial institution.

Critical Accounting Policies AND ESTIMATES

The preparation of financial statements requires management to use judgment and estimates. The level of uncertainty in estimates and assumptions increases with the length of time until we complete the underlying transactions. As a result, actual results could differ from those estimates. The accounting policies that are most critical in the preparation of our financial statements are those that are important to the presentation of our financial condition and results of operations and require significant judgment and estimates on the part of management. Our critical accounting policies are reviewed periodically with our Audit Committee. We also have other policies that we consider key accounting policies; however, these policies typically do not require us to make estimates or judgments that are difficult or subjective. (See Note 2 of the Notes to Financial Statements.)

JOBS Act Accounting Election. We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued after the enactment of the JOBS Act until those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our Financial Statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Revenue Recognition. Guerrilla RF recognizes product revenue when it satisfies a performance obligation by transferring a product or service to its customers in an amount that reflects the consideration Guerrilla RF expects to be entitled to in exchange for those products and services. Sales and other taxes Guerrilla RF collects concurrent with revenue-producing activities are excluded from revenue. Shipping and handling fees charged to customers are reported within revenue. Guerrilla RF does not have any significant financing components as payment is received at or shortly after the point of sale. Royalty revenue is recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales-based royalties have been allocated are satisfied. The costs incurred by Guerrilla RF for shipping and handling are classified as cost of revenue in the statements of operations. Any incidental items that are immaterial in the context of a sale to a customer are recognized as an expense.

Our pricing terms are negotiated independently on a stand-alone basis. In determining the transaction price, we evaluate whether the price is subject to a refund or adjustment to determine the net consideration to which we expect to be entitled. Our terms and conditions do not give our customers a right of return associated with the original sale of our products. However, we may authorize sales returns under certain circumstances, including courtesy returns and like-kind exchanges.

Accounts receivable primarily relate to amounts due from customers, which are typically due within 30 to 45 days. Guerrilla RF provides credit to its customers in the ordinary course of business and evaluates the need for allowances for potential credit losses. Guerrilla RF does not require collateral or other security for accounts receivable. Guerrilla RF performs ongoing evaluations of its customers’ financial condition to reduce credit risk with accounts receivable. Historically, such losses have been immaterial and within management’s expectations.

Guerrilla RF has a factoring agreement that provides advance payments on up to 85% of invoices issued to one customer, our largest distributor, with receivables less than 90 days outstanding, secured by the remaining 15%. Guerrilla RF sold $1.0 million of invoices during the year ended December 31, 2020. The base factoring fee was 1.5% (after December 4, 2020, it was reduced to 0.98%) with an additional fee of 0.05% (after December 4, 2020, it was reduced to 0.0327%) per day in the event that the invoice remains outstanding and unpaid after 30 days. In the event that the factored invoice is not paid within 90 days, then Guerrilla RF is required to repurchase the invoice.

We incur some commission expense that is incremental to obtaining contracts with customers. For example, we expense sales commissions (recorded in the “Selling and marketing” expense line item in the Financial Statements) when incurred because we do not owe such commissions until the performance obligation is satisfied. Therefore, no remaining period exists over which to amortize the commissions.

Share-Based Compensation. We recognize the grant-date fair value of share-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. To date, we have not issued awards where vesting is subject to performance or market conditions. The fair value of stock options is estimated at the time of grant using the Black-Scholes option pricing model, which requires the use of inputs and assumptions such as the estimated fair value of the underlying common stock, exercise price of the option, expected term, risk-free interest rate, expected volatility and dividend yield, the most critical of which is the estimated fair value of our common stock.

The estimated fair value of each grant of stock options awarded during fiscal 2020 and fiscal 2019 and the six months ended June 30, 2021, and 2020 were determined using the following methods and assumptions:

●	Estimated fair value of common stock. As our common stock has not historically been publicly traded, our board of directors periodically estimates the fair value of our common stock considering, among other things, contemporaneous valuations of our preferred and common stock prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation.

●	Expected term. Due to the lack of a public market for the trading of our common stock and the lack of sufficient specific historical data for Guerrilla RF common stock, the expected term of employee stock options is determined using the “simplified” method, as prescribed in SEC Staff Accounting Bulletin (“SAB”) No. 107 (SAB 107), Share-Based Payment, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option.

●	Risk-free interest rate. The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●	Expected volatility. The expected volatility is based on historical volatilities of peer companies within our industry which were commensurate with the expected term assumption, as described in SAB 107.

●	Dividend yield. We assume a dividend yield of 0% because we have never paid and do not expect to pay a dividend on our common stock for the foreseeable future.

The inputs and assumptions used to estimate the fair value of stock-based payment awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different inputs and assumptions, our stock-based compensation expense could be materially different for future awards.

In valuing our common and preferred stock, our Board of Directors determined the equity value of our business by taking a combination of the cost, income, and market approaches.

The income approach estimates a company’s fair value based on the present value of its future estimated cash flows and its residual value beyond the forecast period. These future values are discounted to their present values using a discount rate which is derived from an analysis of the cost of capital of comparable publicly-traded companies in the same industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in us achieving these estimated cash flows. For the market approach, we utilized the guideline company method by analyzing a population of comparable companies and selected those technology companies that we considered to be the most comparable to us in terms of product offerings, revenue, margins, and growth. We then used these guideline companies to develop relevant market multiples and ratios, which are then applied to our corresponding financial metrics to estimate our equity value.

The enterprise values determined by the income and market approaches were then allocated to our common stock using the Current Value Method, Probability Weighted Expected Return Method, and the Option Pricing Method, or OPM.

The OPM treats common stock and preferred stock as call options on a company’s enterprise value, with exercise prices based on the liquidation preferences of the preferred stock. Therefore, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of an assumed liquidity event such as a merger, sale, or initial public offering. The common stock is modeled as a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after liquidating the preferred stock. The OPM uses the Black-Scholes option-pricing model to determine the price of the call option. The OPM is appropriate when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative.

Given the absence of a public trading market for our capital stock, our Board of Directors exercised reasonable judgment and considered a number of subjective factors to determine the best estimate of the fair value of our common stock, including:

●	our business, financial condition, and results of operations, including related industry trends affecting our operations;

●	the likelihood of achieving a liquidity event, such as a public offering or the sale of Guerrilla RF, given prevailing market conditions;

●	the lack of marketability of our preferred and common stock;

●	the market performance of comparable publicly traded companies; and,

●	U.S. and global economic and capital market conditions and outlook.

Income Taxes. In determining income for financial statement purposes, we must make certain estimates and judgments in calculating tax expense, the resultant tax liabilities, and the recoverability of deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenues and expenses.

Income taxes are accounted for under the asset and liability method as required by FASB ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740 10, Accounting for Uncertainty of Income Taxes, (“ASC 740 10”) defines the criterion upon which an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with U.S. generally accepted accounting principles. Guerrilla RF may only recognize the tax benefit from an uncertain tax position if it is more likely than not that such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740 10, Guerrilla RF’s policy on the statement of operations classification of interest and penalties related to income tax obligations is to include such items as part of total income tax expense.

See Note 9 to our audited year ended December 31, 2020 Financial Statements, for additional information regarding our uncertain tax positions and discussion of unrecognized tax benefits.

Recently Issued Accounting Pronouncements. A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our audited year ended December 31, 2020 Financial Statements, and unaudited Six Months ended June 30, 2021 Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Financial Risk Management

The primary objective of our financial risk management activities is to reduce the negative financial impact resulting from changes in interest rates, equity prices, and commodity prices (the “Underlying Exposures”). We manage these Underlying Exposures through operational means and the use of various financial instruments when deemed appropriate. As a result, the method and extent to which we can reduce the economic impact related to the Underlying Exposures may vary over time. Similarly, there can be no assurance that our financial risk management activities will successfully mitigate the financial impact resulting from movements in the Underlying Exposures.

Commodity Risk

We use precious metals regularly in the manufacturing processes of our products. Typical supply versus demand scenarios exist for the required commodities, and thus, we are subject to price fluctuations. We also utilize a gold reclamation process to salvage gold from scrapped materials as an environmentally friendly cost-saving tool. While we attempt to mitigate the risk of price increases, we cannot completely safeguard against these events that have the potential to limit the ability to manufacture our products or increase the cost of goods sold.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of October 22, 2021:

Name	Age	Positions
Executive Officers
Ryan Pratt	44	Chief Executive Officer and Director
John Berg	61	Chief Financial Officer
Mark Mason	47	Chief Operating Officer
Jeff Broxson	54	Vice President of Sales
Non-Employee Directors
David Bell (2)	65	Director
James (Jed) E. Dunn (1)	61	Director
Samuel Funchess, Sr. (2) (3)	50	Director
William J. Pratt (1)	78	Director
Gary Smith (2)	62	Director
Greg Thompson (3)	59	Director

(1)	Member of the corporate governance and nominating committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.

Executive Officers

Ryan Pratt is the founder of Guerrilla RF and has served as its Chief Executive Officer and as a member of its board of directors since 2014. Prior to founding Guerrilla RF, Mr. Pratt served as Director of Engineering at Skyworks, Greensboro Design Center from June 2008 to February 2013. Prior to that, Mr. Pratt served in various roles at RF Micro Devices, Inc. (“RFMD”), a global company providing wireless communication products, now named Qorvo, Inc., including as Senior Design Engineer from January 2004 to May 2006, and as Design Engineering Manager from May 2006 to June 2008. Mr. Pratt holds a Bachelor of Science degree in Electrical and Electronics Engineering from North Carolina State University. We believe that Mr. Pratt is qualified to serve on our board of directors because he is the founder and Chief Executive Officer of Guerrilla RF and due to his extensive business and technical experience in the RF semiconductor industry.

John Berg has served as Chief Financial Officer of Guerrilla RF since 2016. From December 1999 to March 2014, Dr. Berg served as Director of Finance at RFMD. Prior to joining RFMD, Dr. Berg served as Corporate Controller for Sara Lee Branded Apparel from 1985 to 1999. Dr. Berg holds a Bachelor of Science degree in Accounting from the University of North Carolina at Greensboro, an MBA from High Point University, a Master of Science degree in Accounting from University of Connecticut, and a DBA from Northcentral University.

Mark Mason has served as Chief Operating Officer of Guerrilla RF since July 2019. From February 2011 until July 2019, he was Vice President of Operations at Triad Semiconductor. Prior to joining Triad Semiconductor, Mr. Mason spent 14 years at RFMD, most recently as the Manager of the Production Test Development Multi-Market Products Group. Mr. Mason holds a Bachelor of Science degree in Electrical Engineering from West Virginia University.

Jeff Broxson has served as Vice President of Sales of Guerrilla RF since 2014. Prior to joining Guerrilla RF, Mr. Broxson served as Business Development Manager for Triad Semiconductor, Inc. from September 2008 to July 2013, Area Sales Manager for Power Integrations, Inc. from 2004 to 2006 and Sales Manager for Beacon Electronic Associates, Inc. from 1997 to 2004. Earlier in his career, Mr. Broxson served in various engineering positions with Oki Telecom, Inc. Mr. Broxson holds a Bachelor of Science degree in Electrical Engineering from University of Missouri-Rolla.

Non-Employee Directors

David Bell has served as a member of the Guerrilla RF board of directors since 2020. Mr. Bell has 40 years of technology development experience. Mr. Bell co-founded Actev Motors, Inc. in December 2014, a company now focused on modular drivetrains for robots and instruments used in UVC ultraviolet light disinfection. He has served as Actev Motor’s Chief Executive Officer since its founding. Prior to co-founding Actev Motors, Mr. Bell served as President and Chief Operating Officer, then President and Chief Executive Officer at Intersil Corporation from 2007 to 2012. From 1994 to 2007, Mr. Bell served in various roles at Linear Technology Corporation, including as President from 2003 to 2007. Mr. Bell holds a degree in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Bell is qualified to serve on our board of directors due to his experience as an entrepreneur and substantial operational experience, business acumen and expertise in technology development.

James (Jed) E. Dunn has served as a member of the Guerrilla RF board of directors since 2016. Since 2013, Mr. Dunn has served as Managing Director at Newport LLC, a business advisory company assisting middle market and startup companies focus on strategy and growth. Prior to Newport, Mr. Dunn served as the Chief Executive Officer at Piedmont Hematology-Oncology Associates, PLLC, from 2008 to 2012. From 1988 to 2007, Mr. Dunn was the Owner and Chief Executive Officer at Coleman Resources, a contract supplier of design, printing, fulfillment, and logistics services. Earlier in his career, Mr. Dunn served as a corporate lender at First Union Bank. Mr. Dunn currently serves as a director of Triad Growth Partners, Inc., a provider of technology commercialization services. He also serves on the Board of Trustees for Washington and Lee University. Mr. Dunn holds a Bachelor of Arts degree in Economics from Washington and Lee University. We believe that Mr. Dunn is qualified to serve on our board due to his experience as an entrepreneur and business advisor to middle market and start-up companies.

Samuel Funchess, Sr. has served as a member of the Guerrilla RF board of directors since 2014. Since 2006, Mr. Funchess has served as President and Chief Executive Officer of the Nussbaum Center for Entrepreneurship, Inc. a non-profit business incubator in North Carolina. Mr. Funchess served as President and CEO of Software Publishers from 2001 to 2012. Earlier in his career, Mr. Funchess worked in the financial sector. Mr. Funchess holds a Bachelor of Administrative Science degree in Accounting and Management from Guilford College. We believe that Mr. Funchess is qualified to serve on our board of directors due to his experience advising entrepreneurs and background in finance and operations.

William J. Pratt has served as a member of the Guerrilla RF board of directors since 2014. In 1991, Mr. Pratt co-founded RFMD. He retired in 2008 as RFMD’s Chief Technology Officer. Mr. Pratt served as chairman of the board of directors of RFMD from 1991 until 2002. Mr. Pratt earned a Bachelor of Science degree in Electrical Engineering from Villanova University and brings significant experience as a semiconductors and technology professional. We believe that Mr. Pratt is qualified to serve on our board due to his more than 30 years of experience in the wireless communications industry and his deep understanding of the challenges and issues facing semiconductor companies gained from his experience as co-founder and Chief Technology Officer of RFMD.

Gary Smith has served as a member of the Guerrilla RF board of directors since August 2020. Since August 2018, Mr. Smith has served as President at AMB Investments, LLC. Before joining AMB Investments, Mr. Smith served as President and Chief Executive Officer of North State Aviation, LLC, an aviation MRO, from September 2016 through July 2018, and as Vice President and General Manager of the Elastomers Group at Wabtec Corporation from January 2014 to September 2016. Earlier in his career, Mr. Smith served as Executive Vice President and Chief Financial Officer at Longwood Industries from 2011 to 2013, Kinetic Systems Inc. from 2008 to 2011, International Textile Group, Inc. from 2004 to 2008, and Cone Mills Corporation from 1999 to 2004. Mr. Smith holds a Bachelor of Science degree in Accounting and Finance from the University of North Carolina at Greensboro and an MBA from the Bryan School of Business, University of North Carolina at Greensboro. We believe that Mr. Smith is qualified to serve on our board of directors due to his extensive experience in global operations and financial leadership.

Greg Thompson has served as a member of the Guerrilla RF board of directors since 2019. Since 2013, Mr. Thompson has served as Director of Regional Sales and Business Development at pSemi Corporation, a Murata company, a manufacturer of high-performance radio frequency CMOS integrated circuits. Prior to joining pSemi Corporation, Mr. Thompson was Vice President of Sales at RFMD from 1993 to 2011. Mr. Thompson holds a Bachelor of Science degree in Engineering and Management from Clarkson University and an MBA from Pepperdine University. We believe that Mr. Thompson is qualified to serve on our board of directors due to his substantial experience in the semiconductor and wireless communications industry, including broad operating experience in sales.

Corporate Governance

Appointment of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board Composition

Our board of directors currently consists of seven members. Ryan Pratt, David Bell, James (Jed) E. Dunn, Samuel Funchess, Sr., William J. Pratt, Gary Smith and Greg Thompson have been designated to serve as members of our board of directors.

Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Classified Board of Directors

Our board of directors will consist of seven members and be divided into three classes of directors, designated Class I, Class II and Class III, with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors will be divided among the three classes as follows:

●	the Class I directors will be Ryan Pratt, Gary Smith and Greg Thompson, and their terms will expire at the first annual meeting of stockholders to be held after the completing of this Merger;

●	the Class II directors will be David Bell and Sam Funchess, Sr., and their terms will expire at the second annual meeting of stockholders to be held after the completing of this Merger; and

●	The Class III directors will be James (Jed) E. Dunn and William J. Pratt, and their terms will expire at the third annual meeting of stockholders to be held after the completing of this Merger.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the completion of this Merger will authorize only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system that has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the Nasdaq Marketplace Rules. Under such rules, our board of directors has determined that all members of the board of directors except Ryan Pratt and William J. Pratt are independent directors. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the relationship of our directors with the holders of more than 5% of our common stock.

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of listing. In addition, rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and corporate responsibility committees be independent. Under rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the closing of the Merger.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Messrs. Bell, Dunn, Funchess, Smith and Thompson are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Family Relationships

There is one family relationship to note among the directors and executive officers. Ryan Pratt, our Chief Executive Officer, is the son of William J. Pratt, a director.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a corporate governance and nominating committee, each of which, pursuant to its respective charter, will have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is composed of Mr. Bell, Mr. Dunn and Mr. Smith. Mr. Smith is the chair of our audit committee. Each member of our audit committee is financially literate. Our board of directors has determined that each member of our audit committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. Our board of directors has also determined that Mr. Smith qualifies as an “audit committee financial expert” under the rules of the SEC. Our audit committee’s principal functions are to assist our board of directors in its oversight of:

●	selecting a firm to serve as our independent registered public accounting firm to audit the Company’s financial statements;

●	ensuring the independence of the independent registered public accounting firm;

●	discussing the scope, timing and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

●	reviewing the adequacy of the Company’s system of internal controls;

●	in consultation with management, periodically reviewing the adequacy of the Company’s disclosure controls and procedures;

●	reviewing related-party transactions that are material or otherwise implicate disclosure requirements;

●	providing the audit committee report for inclusion in our proxy statement for our annual meeting for shareholders; and

●	approving or pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is composed of Mr. Funchess and Mr. Thompson. Mr. Funchess is the chair of our compensation committee. Our compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending that our board of directors approve, the compensation of our chief executive officer;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	reviewing our executive compensation programs;

●	administering and implementing the Company’s incentive compensation plans and equity-based plans; and

●	establishing our overall compensation philosophy.

Each member of our compensation committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act. Our board of directors has also determined that each member of our compensation committee is also an independent director within the meanings of Nasdaq’s director independence standards and applicable SEC rules.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is composed of Mr. Dunn and Mr. William J. Pratt. Mr. Dunn is the chair of our corporate governance and nominating committee. Our corporate governance and nominating committee’s principal functions include, among other things:

●	recommending to our board of directors persons to serve as members of the board of directors and as members and chairpersons of the committees of our board of directors;

●	reviewing the size and composition of our board of directors and recommending to our board of directors any changes it deems advisable;

●	reviewing and recommending to our board of directors any changes to our corporate governance principles;

●	overseeing the process of evaluating the performance of our board of directors; and

●	advising our board of directors on corporate governance matters.

Our corporate governance and nominating committee does not currently satisfy the listing standards of Nasdaq, and therefore we are ineligible to be listed on the exchange until we satisfy these requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board or compensation committee during fiscal 2021.

Non-Employee Director Compensation

From our inception to the date of this Report, no compensation was earned or paid to Ian Jacobs or Mark Tompkins, who were our sole directors prior to the Merger. Guerrilla RF became our wholly-owned subsidiary upon the closing of the Merger on October 22, 2021. In connection with the closing of the Merger, Messrs. Jacobs and Tompkins resigned from our board directors, and the current members were appointed to our board of directors, effective as of October 22, 2021.

During 2020 and 2019, no cash compensation was paid to the non-employee members of our board of directors. All compensation paid to Mr. Ryan Pratt, our employee director, is set forth below in the section titled “Executive Compensation – Summary Compensation Table.” In addition, we have not established a formal policy to provide cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. The following table summarizes the compensation paid to the Company’s non-employee directors for 2020 and 2019.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
David Bell	2019	—	—	—
	2020	—	578	578
James (Jed) E. Dunn	2019	—	300	300
	2020	—	385	385
Samuel Funchess, Sr.	2019	—	300	300
	2020	—	385	385
William J. Pratt	2019	—	480	480
	2020	—	308	308
Gary Smith	2019	—	—	—
	2020	—	578	578
Greg Thompson	2019	—	1,200	1,200
	2020	—	308	308

(1)	Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2020 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Notes 7 and 8 of the notes to our financial statements as of December 31, 2020 and June 30, 2021, respectively, included as Exhibit 99.1 hereto. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.

Outstanding Equity Awards at December 31, 2020

The following table presents information regarding the outstanding options held by each of our directors and named executive officers as of December 31, 2020. These options were converted into options to purchase our common stock in connection with the Merger, and the table below reflects all outstanding options as of December 31, 2020 as if they had been granted by us. None of our directors or named executive officers held any outstanding restricted stock unit or other equity awards as of that date.

		Option Awards
		Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Exercise price ($)	Expiration Date
David Bell	12/3/20	0	22,156	$0.37	12/3/30
John Berg	12/5/16	36,927	0	$0.24	12/5/26
	09/25/18	12,800	12,803	$0.32	9/25/28
	09/11/19	4,136	8,272	$0.37	9/11/29
	10/30/20	-	8,862	$0.53	10/30/30
James (Jed) E. Dunn	07/16/15	17,725	0	$0.48	7/16/25
	09/30/16	14,771	0	$0.24	9/30/26
	09/30/18	14,771	0	$0.32	9/30/28
	09/11/19	7,385	0	$0.37	9/11/29
	10/30/20	-	14,771	$0.53	10/30/30
Samuel Funchess, Sr.	12/31/14	17,725	0	$0.34	12/31/24
	09/30/16	29,541	0	$0.24	9/30/26
	09/30/18	14,771	0	$0.32	9/30/28
	09/11/19	7,385	0	$0.37	9/11/29
	10/30/20	-	14,771	$0.53	10/30/30
Mark Mason	09/11/19	36,927	110,781	$0.37	9/11/29
	10/30/20	-	10,635	$0.53	10/30/30
Ryan Pratt	-	-	0	N/A	-
William J. Pratt	09/30/16	14,771	0	$0.24	9/30/26
	09/30/18	14,771	0	$0.32	9/30/28
	09/11/19	11,817	0	$0.37	9/11/29
	10/30/20	-	11,817	$0.53	10/30/30
Gary Smith	10/30/20	-	22,156	$0.53	10/30/30
Greg Thompson	09/11/19	29,541	0	$0.37	9/11/29
	10/30/20	-	11,817	$0.53	10/30/30

(1)	Adjusted to reflect the number of shares of common stock and the exercise price following the closing of the Merger.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative set forth information about the compensation provided to our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2020. These executive officers were Ryan Pratt, our Chief Executive Officer, Mark Mason, our Chief Operating Officer, and John Berg, our Chief Financial Officer, whom we refer to in this section as our “named executive officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers in 2020 and 2019.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total
Ryan Pratt,	2020	$245,538	---	---	$44,114	$289,652
Chief Executive Officer	2019	$160,000	$125,000	---	$29,788	$314,788

Mark Mason,	2020	$211,701	---	$277	$40,184	$252,162
Chief Operating Officer	2019	$81,415	---	$3,850	$9,799	$91,214

John Berg,	2020	$195,461	---	$231	$38,009	$233,701
Chief Financial Officer	2019	$130,898	$2,360	$283	$24,949	$158,490

(1)	Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2020 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Notes 7 and 8 of the notes to our financial statements as of December 31, 2020 and June 30, 2021, respectively, included as Exhibit 99.1 hereto. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.
(2)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Year	Employer 401 (k) Match	Premiums Paid on Short and Long Term Disability Insurance	Premiums Paid on Group Life Insurance	Premiums Paid on Group Health Insurance
Ryan Pratt,	2020	$9,704	$831	$1,583	$31,996
Chief Executive Officer	2019	—	$807	$1,140	$27,841

Mark Mason,	2020	$8,510	$822	$1,714	$29,138
Chief Operating Officer	2019	—	$316	$617	$8,866

John Berg,	2020	$7,938	$586	$3,446	$26,039
Chief Financial Officer	2019	—	$558	$1,985	$22,964

Equity Compensation

From time to time, we grant equity awards in the form of stock options to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. As of December 31, 2020, two of our named executive officers held options to purchase shares of our common stock that were granted under the Guerrilla RF Plan, as set forth in the table below titled “Outstanding Equity Awards at 2020 Fiscal Year-End.”

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents, for each of our named executive officers, information regarding outstanding stock options as of December 31, 2020.

	Option Awards
	Number of Securities Underlying Unexercised Options (1)
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date
Ryan Pratt	---	---	---	---	---
Mark Mason	7/22/2019	36,927	110,782	$0.37	7/22/2029
	10/30/2020	-	10,635	$0.53	7/22/2030
John Berg	12/5/2016	36,927	0	$0.24	12/5/2026
	9/25/2018	12,800	12,803	$0.32	9/25/2028
	9/11/2019	4,136	8,272	$0.37	9/11/2029
	10/30/2020	-	8,862	$0.53	10/30/2030

(1)	Adjusted to reflect the number of shares of common stock and the exercise price following the closing of the Merger.

Employment Agreement

In 2020, we entered into an employment agreement with Mr. Pratt, our Chief Executive Officer and a member of our board. The employment agreement supersedes an earlier agreement and provides for an initial annual base salary of $240,000. The employment agreement does not have a fixed employment term and provides that Mr. Pratt is an at-will employee, meaning that either he or we may terminate the employment relationship at any time, with or without cause, and with or without notice. Under the terms of the employment agreement, Mr. Pratt is entitled to participate in all employee benefits to the extent generally available to our other similarly situated employees, including, without limitation, benefits such as medical, life insurance, 401(k) plan, and paid time off. The employment agreement also restricts him from competing against us, soliciting our customers or employees, or interfering with our relationships with our vendors, consultants and independent contractors, in each case for a period of one year following a termination of employment. The employment agreement also includes invention assignment and confidentiality provisions.

Offer Letters

We have entered into offer letters with Messrs. Mason and Berg. In addition, each of our named executive officers has executed our form of standard employee invention assignment and confidentiality agreement.

Mark Mason

In 2019, we entered into an offer letter with Mr. Mason, our Chief Operating Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 50,000 stock options. Mr. Mason is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

John Berg

In 2016, we entered into an offer letter with Mr. Berg, our Chief Financial Officer. This offer letter provided for an initial annual base salary of $36,000 and an award of 50,000 stock options. Mr. Berg is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Potential Payments upon Termination or Change in Control

We have entered into an employment agreement with Mr. Pratt and offer letters with Messrs. Mason and Berg, which provide for the following benefits upon certain terminations as provided below:

Ryan Pratt

If Mr. Pratt is terminated by us without cause (as such term is defined in his employment agreement), he will be eligible to continue to receive his base salary for 12 months following termination, in exchange for executing a customary release of claims and his continued compliance with the restrictive covenants contained in his employment agreement.

Mark Mason

If Mr. Mason is terminated for any reason, he is not entitled to any severance.

John Berg

If Mr. Berg is terminated for any reason, he is not entitled to any severance.

As more fully described in the section titled “Executive Compensation— Employee Benefit and Stock Plans— Guerrilla RF Plan”, in the event that we are subject to a “corporate transaction” or “change in control”, each outstanding stock option may automatically become fully vested and exercisable, in which event Messrs. Mason and Berg’s unvested stock options would immediately become exercisable. See the section titled “Executive Compensation— Outstanding Equity Awards at 2020 Fiscal Year-End” for additional information.

This summary is qualified in its entirety by reference to the actual text of Mr. Pratt’s employment agreement and Messrs. Mason and Berg’s offer letters, which are filed as exhibits hereto.

Employee Benefit and Stock Plans

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests will those of our stockholders. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as Exhibits 10.__ and 10.__ hereto and incorporated herein by reference.

Guerrilla RF Plan

In 2014, Guerrilla RF adopted the Guerrilla RF Plan, most recently amended on October 22, 2021. The purposes of the Guerrilla RF Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of our business.

Share Reserve. As of the Effective Time, we had 3,146,366 shares of our common stock reserved for issuance pursuant to grants under our Guerrilla RF Plan. As of the Effective Time, options to purchase 3,146,366 shares remained outstanding, with a weighted-average exercise price of $0.35 per share. No other awards have been granted under the Guerrilla RF Plan, and no additional awards may be made under the Guerrilla RF Plan.

Administration. The Guerrilla RF Plan is administered by our board of directors or a committee appointed by our board of directors, referred to herein as the “administrator.” Subject to the terms of the Guerrilla RF Plan, the administrator has the authority to, among other things, select the persons to whom awards will be granted, construe and interpret the Guerrilla RF Plan as well as to prescribe, amend and rescind rules and regulations relating to the Guerrilla RF Plan and awards granted thereunder. The administrator may modify awards subject to the terms of the Guerrilla RF Plan.

Eligibility

Pursuant to the Guerrilla RF Plan, incentive stock options could be granted only to Guerrilla RF employees or the employees of its subsidiaries, as applicable (including officers and directors who are also employees). Non-statutory stock options, shares of restricted stock, and performance units could be granted to Guerrilla RF employees (including officers and directors who were also employees), non-employee directors, and consultants, or the employees, directors, and consultants of subsidiaries, as applicable. Effective October 22, 2021, participation in the Guerrilla RF plan was frozen, and no new awards will be made under that plan on or after that date, although previously granted awards, as converted, will continue to be administered under the terms of the Guerrilla RF Plan.

Options

The Guerrilla RF Plan provides for the grant of both (i) incentive stock options, which are intended to qualify for tax treatment as set forth under Section 422 of the Code and (ii) non-statutory stock options to purchase shares of our common stock, each at a stated exercise price. The exercise price of each option must be at least equal to the fair market value of our common stock on the date of grant, as converted (unless otherwise determined by the administrator). However, the exercise price of any incentive stock option granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock must be at least equal to 110% of the fair market value of our common stock on the date of grant, as converted. The administrator will determine the vesting schedule applicable to each option. The maximum permitted term of options granted under the Guerrilla RF Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.

Restricted Stock

In addition, the Guerrilla RF Plan allows for the grant of restricted stock awards, with terms as generally determined by the administrator (in accordance with the Guerrilla RF Plan) and to be set forth in an award agreement. We have not granted any shares of restricted stock under the Guerrilla RF Plan.

Limited Transferability

Unless otherwise determined by the administrator, awards under the Guerrilla RF Plan generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, the laws of descent and distribution and, with respect to non-statutory stock options, by instrument to an inter vivos or testamentary trust in which the non-statutory stock options are to be passed to beneficiaries upon the death of the trustor, or by gift to a qualified family member, all as permitted under the SEC’s rules, regulations and interpretations existing at the time of the transfer.

Change of Control

In the event that we are subject to a “corporate transaction” or “change in control” (as defined in the Guerrilla RF Plan and generally meaning, collectively, a merger, a sale or transfer of more than 50% of the voting power of all of our outstanding securities, or a sale of all or substantially all of the assets of ours), the Guerrilla RF Plan provides that unless the Committee determines otherwise, on the specified effective date of such “corporate transaction” or “change in control”, each award that is at the time outstanding under the plan will automatically become fully vested and exercisable and will be released from any restrictions on transfer (other than transfer restrictions subject to ISOs) and repurchase or forfeiture rights, except to the extent the acceleration of exercisability would result in an “excess parachute payment” within the meaning of Section 280G of the Code.

Adjustments

In the event that the number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off, or other change in our capital structure affecting our shares without consideration, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Guerrilla RF Plan (i) the number of shares reserved for issuance under the Guerrilla RF Plan, (ii) the exercise prices of and number of shares subject to outstanding options, and (iii) the purchase prices of and/or number of shares subject to other outstanding awards will (to the extent appropriate) be proportionately adjusted (subject to required action by the board or our stockholders).

Exchange, repricing and buyout of awards

The administrator may, with the consent of the respective participants, issue new awards in exchange for the surrender and cancelation of any or all outstanding awards. The administrator may also reprice, or reduce the exercise price, of options or buy an award previously granted with payment in cash, shares or other consideration, in each case, subject to the terms of the Guerrilla RF Plan.

Amendment; Termination

Our board of directors may amend or terminate the Guerrilla RF Plan at any time and may terminate any and all outstanding options, upon a dissolution or liquidation of us, provided that certain amendments will require shareholder approval or participant consent.

2021 Equity Incentive Plan

Pursuant to the Merger Agreement, we adopted and our stockholders approved the 2021 Plan which serves as a replacement to the Guerilla RF Plan. Our 2021 Plan authorizes the award of stock options, restricted stock awards, SARs, RSUs, performance awards, cash awards, and stock bonus awards. We initially reserved 222,991 shares of our common stock, plus any reserved shares not issued or subject to outstanding grants under the Guerrilla RF Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan. The number of shares reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding January 1, or a number as may be determined by our board of directors. In addition, the following shares of our common stock will be available for grant and issuance under our 2021 Plan:

●	shares subject to options granted under our 2021 Plan that cease to be subject to the option for any reason other than exercise of the option;

●	shares subject to awards granted under our 2021 Plan that are subsequently forfeited or repurchased by us at the original issue price;

●	shares subject to awards granted under our 2021 Plan that otherwise terminate without shares being issued;

●	shares surrendered, canceled or exchanged for cash or the same type of award or a different award (or combination thereof);

●	shares subject to awards under the 2021 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;

●	shares issuable upon the exercise of options or subject to other awards under the Guerilla RF Plan that cease to be subject to such options or other awards by forfeiture or otherwise after the effective date of the 2021 Plan;

●	shares issued pursuant to outstanding awards under the Guerrilla RF Plan that are forfeited or repurchased by us at the original issue price after the effective date of the 2021 Plan; and

●	shares subject to awards under the Guerrilla RF Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

The following is a description of the material terms of the 2021 Plan. The summary below does not contain a complete description of all provisions of the 2021 Plan and is qualified in its entirety by reference to the 2021 Plan, a copy of which is included as Exhibit 10.12 hereto.

Administration

Our 2021 Plan is expected to be administered by our compensation committee or by our board of directors acting in place of our compensation committee. Subject to the terms and conditions of the 2021 Plan, the compensation committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2021 Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the 2021 Plan or any award granted thereunder. The 2021 Plan provides that the board of directors or compensation committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.

Eligibility

Our 2021 Plan provides for the grant of awards to our employees, directors, and consultants. No non-employee director may receive awards under our 2021 Plan that, when combined with cash compensation received for service as a non-employee director, exceed $750,000 in value (measured as of the date of grant) in any fiscal year.

Options

The 2021 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of our common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2021 Plan must be at least equal to the fair market value of our common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant.

Options may vest based on service or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.

Restricted Stock Awards

An award of restricted stock is an offer by us to sell shares of our common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the compensation committee. Unless otherwise determined by the compensation committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any unvested shares of restricted stock. If any such dividends or distributions are paid in shares of common stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.

Stock Appreciation Rights

A SAR provides for a payment, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and a pre-determined exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions, and may not have a term that is longer than ten years from the date of grant.

Restricted Stock Units

RSUs represent the right to receive shares of our common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Settlement of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the committee, and may be settled in cash, shares of our common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.

Performance Awards

Performance awards granted pursuant to the 2021 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of our common stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Stock Bonus Awards

A stock bonus award provides for payment in the form of cash, shares of our common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by our compensation committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.

Cash Awards

A cash award is an award that is denominated in, or payable to an eligible participant solely in, cash.

Dividend Equivalent Rights

Dividend equivalent rights may be granted at the discretion of our compensation committee and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares or other property, or a combination of thereof as determined by the compensation committee.

Change of Control

Our 2021 Plan provides that, in the event of a “corporate transaction” (as defined in the 2021 Plan), awards granted under the 2021 Plan may (i) be continued by the Company, if we are the successor entity; or (ii) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent awards (including, but not limited to, an award to acquire the same consideration paid to our stockholders pursuant to the corporate transaction), in each case after taking into account appropriate adjustments for the number and kind of shares and exercise prices. The successor corporation may also issue, as replacement of our outstanding shares held by the participant, substantially similar shares, or other property subject to repurchase restrictions no less favorable to the participant. In the event the successor corporation refuses to assume, substitute, or replace any award, then such award will become fully vested and, as applicable, exercisable and any rights of repurchase or forfeiture restrictions thereon will lapse, immediately prior to the consummation of the corporation transaction. Awards with performance-based vesting criteria that are not assumed will be deemed earned and vested based on the greater of actual performance (if determinable) or 100% of target level, unless otherwise indicated pursuant to the terms and conditions of the applicable award agreement.

Adjustment

In the event of a change in the outstanding shares of our common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off, or similar change in our capital structure, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under our 2021 Plan and the incentive stock option limit; (ii) the exercise prices of options and SARs; (iii) number and class of shares subject to outstanding awards; and (iv) any applicable maximum award limits pursuant to the 2021 Plan.

Clawback; Transferability

All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the board of directors or required by law to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2021 Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Amendment and Termination; Exchange Program

Our board of directors may amend our 2021 Plan at any time, subject to stockholder approval as may be required. Our 2021 Plan will terminate ten years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. No termination or amendment of the 2021 Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws. Subject to the foregoing, the compensation committee may at any time increase or decrease the exercise price applicable to outstanding options or SARs or pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. All of our employees are eligible to participate in the plan on the first day of the month following their date of hire. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on contributions under the Code. Participant contributions are held in trust as required by law. We contribute 3% of each employee’s eligible earnings to the plan, and also make matching contributions, equal to 1% of each employee’s pre-tax contributions up to 1% of each employee’s eligible earnings, subject to vesting conditions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions since January 1, 2020, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Merger.

2019 Notes

In March 2019, Guerrilla RF sold in a private placement an aggregate of $1.75 million of term notes at an interest rate of 12% per annum (each, a “2019 Note” and collectively, the “2019 Notes”). Prior to the Merger, and in anticipation of the Merger and the Offering, all of the 2019 Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and at the time of the Offering, the principal amounts owed under the 2019 Notes were converted under those terms, and accrued interest owed under such 2019 Notes has been paid. The following table sets forth the principal amount of the 2019 Notes, and the number of shares of our common stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock Issued Upon Mandatory Conversion

Jeanne Pratt	$250,000	738,535
William J. Pratt	$50,000	147,707

AMB Notes

Guerrilla RF previously issued several promissory notes (the “AMB Notes”) to AMB Investments LLC (“AMB Investments”), which holds more than 5% of our outstanding capital stock. Certain of the AMB Notes were originally issued to Al Bodford, and each AMB Note originally issued to Al Bodford was assigned by him to AMB Investments in September 2021. The AMB Notes and their original terms are as follows: (i) Non-Negotiable Note dated March 27, 2017 issued to Al Bodford in the principal amount of $333,333 accruing interest at the rate of 8% per annum; (ii) Non-Negotiable Note dated March 12, 2018 issued to Al Bodford in the principal amount of $1,000,000 accruing interest at the rate of 8% per annum; (iii) Term Note dated March 31, 2019 issued to Al Bodford in the principal amount of $175,000 accruing interest at the rate of 12% per annum (a 2019 Note, discussed above); and (iv) Term Note dated April 15, 2020 issued to AMB Investments in the principal amount of $500,000 accruing interest at the rate of 12% per annum. Prior to the Merger, and in anticipation of the Merger and the Offering, all of the AMB Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the Offering, the principal amount owed under the AMB Notes was converted under those terms, and accrued interest owed under such AMB Notes was paid.

Thompson Note

In July 2020, Guerrilla RF issued an unsecured Term Note (the “Thompson Note”) to Greg Thompson, a member of our board of directors, in the principal amount of $250,000 accruing interest at the rate of 12% per annum. Prior to the Merger, and in anticipation of the Merger and the Offering, the Thompson Note was amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the Offering, the principal amount owed under the Thompson Note was converted under those terms, and accrued interest owed thereunder was paid.

2021 Convertible Debt Financing

Between July 15, 2021 and October 1, 2021 Guerrilla RF sold an aggregate of $1,488,600 of convertible promissory notes to 10 accredited investors at an interest rate of 6% per annum (each, a “Convertible Note” and collectively, the “Convertible Notes”). The corresponding note purchase agreements provided for the mandatory conversion of the Convertible Notes into shares of the Company’s common stock upon the closing of the Merger and the Offering at the Offering Price.

The following table sets forth the principal amount of the Convertible Notes, and the number of shares of our common stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock issued upon Mandatory Conversion
William J. Pratt	$100,000	295,414
Jeanne Pratt	$100,000	295,414
William H. Pratt	$100,000	295,414

2021 Promissory Notes to Warrant Holders

In August 2021, Guerrilla RF issued promissory notes for an aggregate principal amount of approximately $300,000 to the holders of its outstanding warrants (the “2021 Notes”). The 2021 Notes accrue interest at the rate of 6% per annum until November 30, 2021 and at the rate of 12% per annum thereafter. Immediately prior to the closing of the Merger, the warrants were exercised and the warrant exercise price paid in exchange for the cancelation of the 2021 Notes. The following table sets forth the principal amount of the 2021 Notes.

Name of Stockholder	Principal Amount
AMB Investments LLC	$233,332.87
David Reich	$50,000
Jason Bodford	$16,666

Participation in the Offering

Certain of our existing investors, including investors affiliated with certain of our directors, have purchased an aggregate of 1,294,000 shares of our common stock in the Offering, for an aggregate gross purchase price of $2,588,600. Such purchases were made on the same terms as the shares that were sold to other investors in the Offering and not pursuant to any pre-existing contractual rights or obligations.

Other Transactions

We have granted stock options to our executive officers and our directors. For a description of these stock options, see the sections titled “Executive Compensation” and “Non-Employee Director Compensation”.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated bylaws will require us to indemnify our directors and officers to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our amended and restated bylaws will also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors. Subsequently, our audit committee adopted a charter which requires that any transaction with a related person and any other potential conflict of interest situation must be reviewed, approved and monitored by our audit committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 22, 2021, immediately following the closing of the Merger and the Offering, by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 30,688,692 shares of common stock outstanding as of October 22, 2021, after giving effect to the Merger and the Offering. Shares of common stock that a person has the right to acquire within 60 days of October 22, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Guerrilla RF, Inc. 1196 Pleasant Ridge Road, Suite 5, Greensboro, NC 27409.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% stockholders
Al Bodford (1)	7,985,427	26.0%
Jason Bodford (2)	1,941,154	6.3%
Ryan Pratt	5,317,467	17.3%
Mark Tompkins (3)	2,450,000	8.0%

Directors and named executive officers
David Bell (4)	22,155	*
John Berg (5)	217,337	*
James (Jed) E. Dunn (6)	98,834	*
Samuel Funchess, Sr. (7)	143,017	*
Mark Mason (8)	77,399	*
Ryan Pratt	5,317,467	17.2%
William J. Pratt (9)	640,904	2.1%
Gary Smith (10)	22,156	*
Greg Thompson (11)	261,946	*
Directors and named executive officers as a group (9 persons) (12)	6,801,214	21.9%

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

*	Represents beneficial ownership of less than one percent.

(1)	Mr. Bodford holds these shares in the name of his company, AMB Investments. The address of Mr. A. Bodford and AMB Investments is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410.
(2)	The address of Mr. J. Bodford is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410.
(3)	The address of Mr. Tompkins is App. 1, Via Guidino 23, 6900 Lugano-Paradiso, Switzerland.
(4)	Consists of options to purchase 22,155 shares of Common Stock that are exercisable within 60 days of October 22, 2021.
(5)	Consists of (i) 143,581 shares of Common Stock and (ii) options to purchase 73,756 shares of Common Stock that are exercisable within 60 days of October 22, 2021.
(6)	Consists of (i) 29,412 shares of Common Stock and (ii) options to purchase 69,422 shares of Common Stock that are exercisable within 60 days of October 22, 2021.
(7)	Consists of (i) 58,824 shares of Common Stock and (ii) options to purchase 84,193 shares of Common Stock that are exercisable within 60 days of October 22, 2021.
(8)	Consists of options to purchase 77,399 shares of Common Stock that are exercisable within 60 days of October 22, 2021.
(9)	Consists of (i) 587,729 shares of Common Stock and (ii) options to purchase 53,175 shares of Common Stock that are exercisable within 60 days of October 22, 2021.
(10)	Consists of options to purchase 22,156 shares of Common Stock that are exercisable within 60 days of October 22, 2021.
(11)	Consists of (i) 220,588 shares of Common Stock and (ii) options to purchase 41,358 shares of Common Stock that are exercisable within 60 days of October 22, 2021.
(12)	Consists of (i) 6,357,601 shares of Common Stock and (ii) options to purchase 443,614 shares of Common Stock that are exercisable within 60 days of October 22, 2021.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on a national securities exchange, an over-the-counter market or any other exchange. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market.

As of the date of this Report, we have 30,688,692 shares of common stock outstanding held by 108 stockholders of record.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shares Eligible for Future Sale

Prior to the Merger, there has been a limited public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of options or warrants that we may issue, in the public market after the Merger, or the perception that those sales may occur, could cause the prevailing price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of the Merger due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Upon the closing of the Offering, we had 30,688,692 shares of common stock outstanding, of which our directors and executive officers beneficially own an aggregate of 6,801,215 shares. Of those outstanding shares, no shares of common stock are freely tradable, without restriction, as of the date of this Report. No shares issued in connection with the Merger or the Offering can be publicly sold under Rule 144 under the Securities Act until 12 months after the date of filing this Report.

Sale of Restricted Shares

All of the 30,688,692 shares of common stock outstanding upon completion of the Offering are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which this Report, reflecting our status as a non-shell company, is filed with the SEC and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. We intend to register such shares for sale under the Securities Act but are currently a “voluntary filer” and are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As a result, unless we register such shares for sale under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of common stock may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement, in compliance with Rule 701 under the Securities Act, before the effective date of the Merger (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements described above, if applicable).

Stock Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that are outstanding or reserved for issuance under the Guerrilla RF Plan and 2021 Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of the Merger and the registration of our shares of common stock with the SEC pursuant to a registration statement on Form S-8. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock following the Merger and Offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits hereto, and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 300 million shares of common stock and 10 million shares of preferred stock. Except as otherwise provided in the certificate of designation of any series of preferred stock we may issue, the number of authorized shares of common stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

As of the date of this Report, we had 30,688,692 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities.

Preferred Stock

Our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Stock Options

As of the Effective Time, we had outstanding stock options to purchase an aggregate of 3,146,366 shares of our common stock, with a weighted-average exercise price of $0.35 per share under the Guerrilla RF Plan.

Stock Appreciation Rights

As of the Effective Time, we had no outstanding stock appreciation rights under the 2021 Plan.

Warrants

As of the Effective Time, we had outstanding warrants to purchase an aggregate of 183,100 shares of our common stock, with an exercise price of $2.00 per share.

Registration Rights Agreement

In connection with the Merger and the Offering, we have entered into the Registration Rights Agreement, pursuant to which we have agreed that promptly, but no later than 60 calendar days from the final closing of the Offering, we will file, subject to customary exceptions, the Registration Statement, covering the Registrable Shares. We will use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 150 calendar days after the final closing of the Offering.

Subject to customary exceptions, if any Registration Event occurs, we will make payments to each holder of Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the Offering Price; provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value. No monetary penalties will accrue with respect to (1) any Registrable Shares removed from the Registration Statement in response to a Cutback Comment, (2) any Registrable Shares that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Shares excluded from a Registration Statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Shares that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 150 days after the final closing of the Offering, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Shares constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Shares, and/or (c) a holder of any Registrable Shares must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be allocated to the Registrable Shares pro rata based on the total number of such shares held by or issuable to each holder thereof.

We must use commercially reasonable efforts to keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which no Registrable Securities are outstanding.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof filed as Exhibit 10.10 hereto and incorporated herein by reference.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws following the Offering could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time such person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers, and (ii) employee stock plans in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

●	Board Vacancies. Our amended and restated bylaws and certificate of incorporation will authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

●	Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management—Executive Officers and Directors—Classified Board of Directors” for additional information.

●	Directors Removed Only for Cause. Our amended and restated certificate of incorporation will provide that stockholders may only remove a director for cause, and removal of our directors for cause will require a supermajority (66 2/3%) stockholder vote.

●	Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation will further provide that the affirmative vote of holders of at least 66 2/3% of our outstanding common stock will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least 66 2/3% of our outstanding common stock will be required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

●	Elimination of Stockholder Action by Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation will provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws will provide that a special meeting of stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws will establish advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws will not provide for cumulative voting.

●	Issuance of Undesignated Preferred Stock. Our board has the authority, without further action by the stockholders, to issue up to 10 million shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

●	Choice of Forum. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to the company or our stockholders; (iii) any action asserting a claim against our company arising pursuant to the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against our company that is governed by the internal affairs doctrine. Our amended and restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. Although there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Although neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Exchange Listing

OUR COMMON STOCK IS CURRENTLY NOT LISTED ON A NATIONAL SECURITIES EXCHANGE OR ANY OTHER EXCHANGE, OR QUOTED ON AN OVER-THE-COUNTER MARKET. FOLLOWING COMPLETION OF THE OFFERING, WE INTEND TO CAUSE OUR COMMON STOCK TO BE QUOTED ON THE OTC MARKETS QB TIER AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT. HOWEVER, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO DO SO AND, EVEN IF WE DO SO, THERE CAN BE NO ASSURANCE THAT OUR COMMON STOCK WILL CONTINUE TO BE QUOTED ON THE OTC MARKETS OR QUOTED OR LISTED ON ANY OTHER MARKET OR EXCHANGE, OR THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR CONTINUE.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The Offering

The information regarding the Offering set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions—The Offering” and “Description of Capital Stock” is incorporated herein by reference.

On October 22, 2021, in connection with the Offering, we issued an aggregate of 3,583,050 shares of common stock at a price of $2.00 per share for aggregate gross consideration of approximately $7.2 million to 77 accredited investors. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder.

Securities Issued in Connection with the Merger

On October 22, 2021, pursuant to the terms of the Merger Agreement, 2,278,933 shares of Guerrilla RF common stock, 1,042,853 shares of Guerrilla RF Series A Preferred Shares, 412,735 shares of Guerrilla RF Series A-2 Preferred Shares, 1,376,176 shares of Guerrilla RF Series B Preferred Shares, 429,816 shares of Guerrilla RF Series C Preferred Shares, 692,292 shares of Guerrilla RF Series D Preferred Shares, and 898,542 shares of Guerrilla RF Series E Preferred Shares, together with $4.5 million of convertible debt were converted into an aggregate of 24,130,642 shares of our common stock. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or Regulation D promulgated thereunder. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Sales of Unregistered Securities of Guerrilla RF

The following list sets forth information as to all securities Guerrilla RF sold from January 1, 2018, through immediately prior to the consummation of the Merger, which were not registered under the Securities Act. The following description is historical and has not been adjusted to give effect to the Merger.

●	In March 2018, Guerrilla RF issued $1.0 million in principal amount of a term note to one accredited investor (the “2018 Note”). Prior to the Merger, and in anticipation of the Merger and the Offering, the 2018 Note was amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and at the time of the Offering, the principal amount owed under the 2018 Note was converted under those terms, and accrued interest owed under the 2018 Note has been paid.

●	In April 2018, Guerrilla RF issued an aggregate of 898,542 shares of our Series E preferred stock at a price per share of $2.57, for aggregate gross proceeds of approximately $2.31 million.

●	Between March 2019 and July 2019, Guerrilla RF sold an aggregate of $1.75 million of term notes to accredited investors (the 2019 Notes). Prior to the Merger, and in anticipation of the Merger and the Offering, the 2019 Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the Offering, the principal amounts owed under the 2019 Notes were converted under those terms, and accrued interest owed under the 2019 Notes was paid.

●	Between April 2020 and July 2020, Guerrilla RF sold an aggregate of $750,000 of term notes to two accredited investors (the “2020 Notes”), Prior to the Merger, and in anticipation of the Merger and the Offering, the 2020 Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the Offering, the principal amounts owed under the 2020 Notes were converted under those terms, and accrued interest owed thereunder was paid.

●	Between July 15, 2021 and October 1, 2021 Guerrilla RF sold an aggregate of $1,488,600 of Convertible Notes, which provided for the mandatory conversion of those Convertible Notes into shares of the Company’s common stock upon the closing of the Merger and Private Placement Offering.

●	Guerrilla RF issued an aggregate of 499,650 stock options under the Guerrilla RF Plan to its directors, officers, employees and consultants in connection with the provision of services to Guerrilla RF.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

The information contained in Item 5.03, “Amendments to Articles of Incorporation or Bylaws; Change in fiscal year” is incorporated herein by reference.

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

As of the Effective Time (i) Raich Ende Malter & Co. LLP (“Raich Ende”), was dismissed as the independent registered public accounting firm of the Company, and (ii) our board of directors engaged Dixon Hughes Goodman LLP (“Dixon Hughes”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ending December 31, 2020 and 2019.

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through the date of Raich Ende’s dismissal, there were no disagreements with Raich Ende on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Raich Ende, would have caused it to make reference to the subject matter thereof in connection with its report.

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through the date of Raich Ende’s dismissal, neither the Company nor anyone acting on its behalf consulted Dixon Hughes regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

We have provided Raich Ende with a copy of this Report prior to the filing hereof and have requested that Raich Ende furnish to us a letter addressed to the SEC stating whether Raich Ende agrees with the statements made by us under this Item 4.01. Raich Ende has furnished such letter, which letter is filed as Exhibit 16.1 hereto, as required by Item 304(a)(3) of Regulation S-K.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

The information regarding change of control of Laffin Acquisition Corp. in connection with the Merger set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions —” is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The information regarding departure and election of our directors and departure and appointment of our principal officers in connection with the Merger set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions” is incorporated herein by reference.

For information regarding the terms of employment of our newly appointed executive officers, see “Executive Compensation—Employment Agreement and —Offer Letters” in Item 2.01 of this Report, which description is incorporated herein by reference. For certain biographical, related party and other information regarding our newly appointed executive officers, see the disclosure under the headings “Management” and “Certain Relationships and Related Party Transactions” in Item 2.01 of this Report, which disclosures are incorporated herein by reference.

For information about compensation to our directors, see “Management” in Item 2.01 of this Report, which description is incorporated herein by reference. For information about the committees each director serves on, see “Management—Board Committees” in Item 2.01 of this Report, which description is incorporated herein by reference. There are no arrangements or understandings pursuant to which any of our current directors was appointed as a director. For certain biographical, related party and other information regarding our newly appointed directors, see the disclosure under the headings “Management” and “Certain Relationships and Related Party Transactions” in Item 2.01 of this Report, which disclosures are incorporated herein by reference.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Amendments to Certificate of Incorporation

Prior to the Merger, our board of directors approved the amendment and restatement of our certificate of incorporation on October 22, 2021, stockholders holding 100% of the then outstanding shares of our common stock approved the amendment and restatement to our certificate of incorporation on October 22, 2021. See the description of the restated certificate of incorporation in Item 2.01,  “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions — Description of Capital Stock—Anti-Takeover Provisions” for a summary of its terms. Our amended and restated certificate of incorporation is filed as Exhibit 3.2 hereto and is incorporated herein by reference.

Amendments to Bylaws

Prior to the Merger, on October 22, 2021, we amended and restated our bylaws in their entirety. See the description of the amended and restated bylaws in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions — Description of Capital Stock—Anti-Takeover Provisions”. Our amended and restated bylaws are filed as Exhibit 3.3 hereto and is incorporated herein by reference.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS.

Prior to the Merger, we were a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act). As a result of the Merger, we have ceased to be a shell company. The information contained in this Report, together with the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, constitute the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act.

ITEM 8.01 OTHER EVENTS.

On October 27, 2021, the Company issued a press release announcing the completion of the Merger and the initial closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.4.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	As a result of its acquisition of Guerrilla RF, Inc., as described in Item 2.01, the registrant is filing herewith audited financial statements for Guerrilla RF, Inc. as of and for the fiscal years ended December 31, 2020 and 2019, as Exhibit 99.1 to this Report.

(b)	As a result of its acquisition of Guerrilla RF, Inc., as described in Item 2.01, the registrant is filing herewith unaudited financial information as of and for the six months ended June 30, 2021, is attached as Exhibit 99.2 to this Report.

(c)	Unaudited pro forma combined financial information is attached as Exhibit 99.3 to this Report.

(d)	Shell Company Transactions. Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.

(e)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization among Laffin Acquisition Corp., Guerrilla RF Acquisition Co. and Guerrilla RF, Inc.
3.1	Certificate of Merger relating to the merger of Guerrilla RF Acquisition Co. with and into Guerrilla RF, Inc., filed with the Secretary of State of the State of Delaware on October 22, 2021
3.2	Amended and restated certificate of incorporation, filed with the Secretary of State of the State of Delaware on October 22, 2021
3.3	Amended and restated bylaws.
4.1	Form of Lock Up Agreement.
4.2	Form of Placement Agent Warrant.
10.1+	Employment Agreement, dated January 1, 2020, by and between Ryan Pratt and Guerrilla RF, Inc.
10.2+	Offer letter, dated June 14, 2019, by and between Mark Mason and Guerrilla RF, Inc.
10.3+	Offer letter, dated November 2, 2016, by and between John Berg and Guerrilla RF, Inc.
10.4	Purchase and Sales Agreement, dated September 8, 2017, by and between Capital Business Funding, LLC and the Company, as modified by that certain Modification of Exhibit B, dated January 22, 2021
10.5*	Distributor Agreement, dated October 1, 2015, between Mouser Electronics, Inc. and Guerrilla RF, Inc.
10.6*	Distribution Agreement, dated July 11, 2016, by and between Richardson RFPD, Inc. and Guerrilla RF, Inc.
10.7	Form of Indemnity Agreement (directors and officers)
10.8	Form of Pre-Merger Indemnity Agreement
10.9	Form of Subscription Agreement by and between the Company and the parties thereto.

10.10	Registration Rights Agreement, dated October 22, 2021, by and between the Company and the parties thereto
10.11+	Guerrilla RF, Inc. 2014 Long Term Stock Incentive Plan and form of award agreements
10.12+	2021 Equity Incentive Plan and form of award agreements
10.13	Lease by and between D&W Investment Properties and Guerrilla RF, Inc.
10.14	Lease Amendment, dated April 6, 2017, by and between D&W Investment Properties and Guerrilla RF, Inc.
16.1	Letter from Raich Ende Malter & Co. LLP as to the change in certifying accountant, dated October 26, 2021
21.1	Subsidiaries of the Registrant
99.1	Audited financial statements of Guerrilla RF, Inc., as of and for the fiscal years ended December 31, 2020 and 2019
99.2	Unaudited financial statements of Guerrilla RF, Inc., as of and for the 6-month period ended June 30, 2021
99.3	Unaudited Pro Forma Combined Financial Statements
99.4	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Indicates a management contract or any compensatory plan, contract or arrangement.

*	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUERRILLA RF, INC.

Date: October 27, 2021	By:	/s/ Ryan Pratt
Ryan Pratt
Chief Executive Officer and Director